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                                                                  EXHIBIT 10.112

                                   RECEIVABLES
                              PURCHASE AND TRANSFER
                                    AGREEMENT

                            Dated as of April 6, 2001


                                      Among


                          ATC HEALTHCARE SERVICES, INC.
                      as a Provider and as Primary Servicer

                                       and

                          ATC STAFFING SERVICES, INC.,
                                  as a Provider

                                       and

                              STAFF BUILDERS, INC.,
                                  as the Parent

                                       and

                                ATC FUNDING, LLC,
                                  as Purchaser


         ALL THE RIGHT, TITLE AND INTEREST OF THE PURCHASER IN AND TO, ALL BENEFITS OF THE PURCHASER UNDER AND ALL MONIES DUE OR TO BECOME DUE TO THE PURCHASER UNDER OR IN CONNECTION WITH, THIS AGREEMENT HAVE BEEN ASSIGNED TO HFG HEALTHCO-4 LLC, AS COLLATERAL SECURITY FOR ANY AND ALL THE OBLIGATIONS OF THE PURCHASER PURSUANT TO A LOAN AND SECURITY AGREEMENT DATED AS OF APRIL 6, 2001 BETWEEN THE PURCHASER AND HFG HEALTHCO-4 LLC.

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                                TABLE OF CONTENTS

                                                                           Page

ARTICLE I. TERMS OF THE PURCHASES AND CONTRIBUTIONS
                 SECTION 1.01  Sale, Contribution and Purchase of
                                 Receivables..................................1
                 SECTION 1.02  Receivable Information and Transferred Batch
                                 Determination................................1
                 SECTION 1.03  The Transfers..................................1
                 SECTION 1.04  Collection and Payment Procedures..............2
                 SECTION 1.05  Allocation of Servicer Responsibilities........2

ARTICLE II. PAYMENT MECHANICS; MISDIRECTED PAYMENTS

                 SECTION 2.01  Payment Mechanics..............................3
                 SECTION 2.02  Misdirected Payments...........................3
                 SECTION 2.03  Unidentified Payments; Purchaser's Right of
                                 Presumption..................................4
                 SECTION 2.04  No Rights of Withdrawal........................4

ARTICLE III. REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF TERMINATION

                 SECTION 3.01  Representations and Warranties; Covenants......4
                 SECTION 3.02  Events of Termination..........................4

ARTICLE IV. INDEMNIFICATION; GRANT OF SECURITY INTEREST

                 SECTION 4.01  Denied Receivables.............................4
                 SECTION 4.02  Indemnities by the Providers...................5
                 SECTION 4.03  Right of Set-Off...............................6
                 SECTION 4.04  Grant of Security Interest.....................6

ARTICLE V. MISCELLANEOUS

                 SECTION 5.01  Amendments, etc................................7
                 SECTION 5.02  Notices, etc...................................7
                 SECTION 5.03  Assignability..................................7
                 SECTION 5.04  Further Assurances.............................8
                 SECTION 5.05  Costs, Expenses and Termination Fee............8
                 SECTION 5.06  Confidentiality................................9
                 SECTION 5.07  Term and Termination...........................9
                 SECTION 5.08  Sale Treatment.................................9
                 SECTION 5.09  Grant of Security Interest....................10
                 SECTION 5.10  No Liability of the Purchaser.................10
                 SECTION 5.11  Attorney-in-Fact..............................10
                 SECTION 5.12  Entire Agreement; Severability................10
                 SECTION 5.13  GOVERNING LAW.................................10
                 SECTION 5.14  WAIVER OF JURY TRIAL, JURISDICTION AND
                                 VENUE.......................................10
                 SECTION 5.15  Execution in Counterparts.....................11
                 SECTION 5.16  No Proceedings................................11
                 SECTION 5.17  Survival of Termination.......................11

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EXHIBITS

Exhibit I        Definitions
Exhibit II       Conditions of Purchases
Exhibit III      Representations and Warranties
Exhibit IV       Covenants
Exhibit V        Events of Termination
Exhibit VI       Receivable Information
Exhibit VII      Form of Notice to Obligors
Exhibit VIII     Primary Servicer Responsibilities
Exhibit IX       Servicer Termination Events
Exhibit X        Interface Between Master Servicer and the Primary Servicer
Exhibit XI-A Form of Opinion of Provider's and Purchaser's Counsel with Respect to Certain Corporate Matters
Exhibit XI-B Form of Opinion of Provider's and Purchaser's Counsel with Respect to Certain Bankruptcy Matters
Exhibit XII      Form of Depositary Agreement

SCHEDULES

Schedule I       Addresses for Notices
Schedule II      Credit and Collection Policy
Schedule III     Disclosures
Schedule IV      Lockbox Information
Schedule V       Tradenames
Schedule VI      Net Value Factors
Schedule VII     Permitted Liens
Schedule VIII    Debt

RECEIVABLES PURCHASE AND TRANSFER AGREEMENT

                            Dated as of April 6, 2001

                  ATC HEALTHCARE SERVICES, INC., a corporation organized under the laws of the State of Georgia ("ATC HEALTHCARE"), ATC STAFFING SERVICES, INC., a corporation organized under the laws of the State of New York ("ATC STAFFING"; ATC Staffing and ATC Healthcare, each a "PROVIDER" and together, the "PROVIDERS", and ATC Healthcare in its capacity as primary servicer hereunder, the "PRIMARY SERVICER"), and ATC FUNDING, LLC, a limited liability company organized under the laws of the State of Delaware (together with its corporate successors and assigns, the "PURCHASER"), and STAFF BUILDERS, INC., a Delaware corporation ("PARENT") agree as follows:

                  PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. References herein and in the Exhibits and Schedules hereto to the "Agreement" refer to this Agreement, as amended, restated, modified or supplemented from time to time in accordance with its terms (the "AGREEMENT").

                  The Providers wish to sell or contribute to the Purchaser on a continuing basis all of their healthcare receivables. The Purchaser is prepared to purchase or to accept the contribution of such healthcare receivables on the terms and subject to the conditions set forth herein. Accordingly, the parties agree as follows:

              ARTICLE 1. TERMS OF THE PURCHASES AND CONTRIBUTIONS

                  SECTION 1.1 Sale, Contribution and Purchase of Receivables. On each Transfer Date until the Facility Termination Date and on the terms and conditions set forth herein, each Provider agrees to sell or contribute, without recourse except to the extent expressly provided herein, all of such Provider's Receivables to the Purchaser, and the Purchaser agrees to purchase or accept such contribution of, all of each Provider's Receivables.

                  SECTION 1.2 Weekly Report. On or prior to the first Business Day of each Week, the Primary Servicer, on behalf of each Provider, shall provide the Master Servicer by Transmission (or, if the Primary Servicer has used reasonable efforts to send a Transmission but cannot do so, another method of transmission acceptable to the Master Servicer) a report (the "WEEKLY REPORT") containing the information listed on Exhibit VI hereto (as such Exhibit may be modified by the Purchaser from time to time, the "RECEIVABLE INFORMATION") with respect to new Receivables sold or contributed to the Purchaser during the Week ended the second Saturday prior to such Business Day and all other outstanding Receivables sold or contributed to the Purchaser prior to such Week. Based on the Weekly Report, the Providers and the Purchaser shall designate those Receivables that were purchased and those that were contributed, and record such determination on their respective books and records.

                  SECTION 1.3 The Transfers. (a) On each Transfer Date (i) subject to satisfaction of the applicable conditions set forth in Exhibit II hereto, the Providers shall sell to the Purchaser all Eligible Receivables that the Providers have submitted to the Purchaser for purchase hereunder and to be included in the Purchased Batch, (ii) the Providers will contribute to the capital of the Purchaser all other Eligible Receivables in the Transferred Batch, and (iii) the Providers will contribute to the capital of the Purchaser all Receivables that do not constitute Eligible Receivables. The Purchase shall
(x) pay to the Primary Servicer for the benefit of the Providers, at the Primary Servicer Account, an amount equal to the


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

Purchase Price of the Purchased Batch, and (y) record on the books and records of the Purchaser the capital contribution with respect to those Receivables contributed to the capital of the Purchaser in such Transferred Batch, in each case, promptly and in no event later than three Business Days after the applicable Transfer Date for such Batch. The Primary Servicer shall remit the proceeds of the Purchase Price of the Purchased Batch to each Provider in accordance with their respective interests.

                  (1) Effective on each Transfer Date, in consideration of the payment of the Purchase Price, or the increase in the capital accounts of the applicable Provider in the Purchaser, and for other good and valuable consideration, each Provider hereby sells, contributes, assigns and conveys to the Purchaser and the Purchaser hereby purchases and accepts, as absolute owner, all right, title and interest in and to the Batch Receivables purchased or contributed on such Transfer Date.

                  SECTION 1.4 Collection and Payment Procedures. (a) Collections on Batches. The Purchaser shall be entitled with respect to each Batch, (i) to receive all Collections on such Batch and (ii) to have and to exercise any and all rights to collect, record, track and, during the continuance of an Event of Termination or a Servicer Termination Event, take all actions to obtain Collections with respect to each Receivable included in a Batch.

                  (1) Collections Not Part of a Batch. On each Settlement Date, and provided that (i) each Provider shall have paid all amounts then due and owing to the Purchaser under this Agreement and (ii) each Provider, or the Primary Servicer on behalf of such Provider, shall have successfully sent by Transmission to the Master Servicer all information required with respect to the Batch Receivables for the immediately preceding Settlement Period, and (iii) no Event of Termination shall have occurred and be continuing, the Purchaser shall pay or turn over, as the case may be, to the Primary Servicer for the benefit of the applicable Provider any and all cash collections or other cash or non-cash proceeds received by the Purchaser during the immediately preceding Settlement Period with respect to Receivables that are not part of any Batch. The Primary Servicer shall remit such cash and proceeds to each Provider in accordance with their respective interests.

                  (2) Distributions on Each Business Day. On each Business Day and with respect to each Batch, Total Collections shall be distributed to the Purchaser.

                  SECTION 1.5 Allocation of Servicer Responsibilities. (a) Tracking of purchases, Collections and other transactions pertaining to each Batch shall be administered by the Master Servicer in a manner consistent with the terms of this Agreement. The responsibilities of the Providers and Primary Servicer are set forth in Exhibit X attached hereto. Each Provider shall cooperate fully with the Primary Servicer and the Master Servicer in establishing and maintaining the Transmission of the Receivable Information, including, without limitation, the matters described in Exhibit X, and shall provide promptly to the Master Servicer such other information necessary or desirable for the administration of Collections on the Batch Receivables as may be requested from time to time.

                  (1) The Purchaser hereby appoints ATC Healthcare as its agent for the administration and servicing obligations set forth in Exhibit VIII hereto with respect to the Receivables sold or transferred by the Providers to the Purchaser hereunder (the "PRIMARY SERVICER RESPONSIBILITIES"), and ATC Healthcare hereby accepts such appointment and agrees to perform the Primary Servicer Responsibilities on behalf of the Providers and ATC Staffing hereby consents to such appointment; provided, however, that such appointment shall not release any Provider from any of its duties, responsibilities, liabilities and obligations resulting or arising hereunder. Each Provider and the Purchaser hereby acknowledges that ATC Healthcare's appointment as Primary Servicer is expressly limited by and subject to Healthco-4's right under the Loan Agreement to replace the Purchaser or its agent as the


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

Primary Servicer (which replacement may be effectuated through the outplacement to a qualified and experienced third-party of all back office duties, including billing, collection and processing responsibilities, and access to all personnel, hardware and software utilized in connection with such responsibilities). The Purchaser may, at any time following the occurrence of a Servicer Termination Event (and shall, without requirement of notice to any party, upon a Servicer Termination Event resulting from the events described in clauses (g) or (i) of Exhibit V hereto) appoint another Person (which may be the Master Servicer) to succeed ATC Healthcare as its agent for performance of the Primary Servicer Responsibilities (which appointment may be effectuated through the outplacement to a qualified and experienced third-party of all back office duties, including billing, collection and processing responsibilities, and access to all personnel, hardware and software utilized in connection with such responsibilities).

                  (2) As compensation for the performance of the Primary Servicer Responsibilities, the Providers shall pay ATC Healthcare (or the successor Primary Servicer who performs such Primary Servicer Responsibilities) the Primary Servicing Fee.

               ARTICLE 2. PAYMENT MECHANICS; MISDIRECTED PAYMENTS

                  SECTION 2.1 Payment Mechanics. (a) On or prior to the Initial Transfer Date each of the Primary Servicer, the Providers, the Purchaser, Healthco-4 and the Lockbox Bank shall have entered into the Lockbox Agreements and shall have caused the Lockbox Bank to establish the Lockboxes and the Lockbox Account.

                  (1) Each Provider shall prepare, execute and deliver to each of its Obligors, with copies to the Purchaser, on or prior to the Initial Transfer Date, a Notice to Obligors addressed to each such Obligor, which Notice to Obligors shall state that all present and future Receivables owing to such Provider have been and will be transferred to the Purchaser and that all checks from such Obligor on account of Receivables shall be sent to a Lockbox and all wire transfers from such Obligor on account of Receivables shall be wired directly into a Lockbox Account.

                  (2) Each Provider covenants and agrees that, on and after the Initial Transfer Date, all invoices (and, if provided by such Provider, return envelopes) to be sent to Obligors shall set forth only the address of a Lockbox as a return address for payment of Receivables and only the Lockbox Account with respect to wire transfers for payment of Receivables. Each Provider hereby further covenants and agrees to instruct and notify each of the members of its accounting and collections staff to provide identical information in communications with Obligors with respect to payment of Receivables and wire transfers.

                  SECTION 2.2 Misdirected Payments. (a) In the event that the Parent or any Provider receives a Misdirected Payment in the form of a check, the Parent or such Provider shall immediately send such Misdirected Payment, in the form received by the Parent or such Provider, by hand or overnight delivery service to a Lockbox for deposit into the corresponding Lockbox Account. In the event the Parent or any Provider receives a Misdirected Payment in the form of cash or wire transfer, the Parent or such Provider shall immediately wire transfer the amount of such Misdirected Payment directly to the Lockbox Account. All Misdirected Payments shall be sent promptly upon receipt thereof, and in no event later than the close of business, on the first Business Day after receipt thereof.

                  (1) If a Misdirected Payment in the form of a check is received by the Parent or any Provider more than six days after the date of such check with respect thereto, then the relevant Provider shall pay interest on such Misdirected Payment to the Purchaser from such sixth subsequent day to and


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including the date such check is received in the Lockbox Account, at a rate equal to LIBOR then in effect under the Loan Agreement.

                  (2) Each Provider hereby agrees and consents to the Purchaser taking such actions as are reasonably necessary to ensure that future payments from the Obligor of a Misdirected Payment shall be made in accordance with the Notice to Obligors previously delivered to such Obligor, including, without limitation, to the maximum extent permitted by law, (i) the Purchaser, its assigns or designees, or any member of the HFG Group executing on such Provider's behalf and delivering to such Obligor a new Notice to Obligors, and
(ii) the Purchaser, its assigns or designees, or any member of the HFG Group contacting such Obligor by telephone to confirm the instructions previously set forth in the Notice to Obligor to such Obligor. Upon the Purchaser's request, each Provider shall promptly (and in any event, within two Business Days from such request) take such similar actions as the Purchaser may reasonably request.

                  SECTION 2.3 Unidentified Payments; Purchaser's Right of Presumption. Each Provider and the Purchaser agree and consent that the HFG Group or its designees or assigns, may apply any payment it receives from an Obligor or any other payor against a Transferred Batch if the HFG Group is unable in good faith to determine whether such payment relates to a Transferred Batch.

                  SECTION 2.4 No Rights of Withdrawal. None of the Parent, the Providers, the Primary Servicer or the Purchaser shall have any rights of direction or withdrawal with respect to amounts held in the Lockbox Accounts or the Concentration Account.

        ARTICLE 3. REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF
                                   TERMINATION

                  SECTION 3.1 Representations and Warranties; Covenants. The Parent and each Provider makes, on the Initial Transfer Date and on each subsequent Transfer Date, the representations and warranties on and as of such dates, and hereby agrees to perform and observe the covenants, set forth in Exhibits III and IV, respectively, hereto.

                  SECTION 3.2 Events of Termination. If an Event of Termination shall occur and be continuing, the Purchaser may, by notice to the Providers (which notice shall be deemed to have been given to the Providers and the Primary Servicer), take either or both of the following actions: (x) declare the Facility Termination Date to have occurred (except with respect to the Event of Termination in clause (g) of Exhibit V, in which case the Facility Termination Date shall be deemed to have occurred automatically and without notice), and (y) without limiting any rights hereunder, terminate the appointment of ATC Healthcare as Primary Servicer and replace ATC Healthcare as Primary Servicer in the manner set forth in Section 1.05(b). Upon any such declaration or designation, the Purchaser shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

             ARTICLE 4. INDEMNIFICATION; GRANT OF SECURITY INTEREST

                  SECTION 4.1 Denied Receivables. (a) If a breach of any of the representations or warranties contained herein relating to a Batch Receivable shall be discovered at any time (each, a "DENIED RECEIVABLE"), the Primary Servicer or the relevant Provider shall on the next Settlement Date, purchase such Denied Receivable from the Purchaser at the Return Price.


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

                  (1) For ease of administration, the Purchaser shall be entitled to presume that the failure of any Batch Receivable (or portion thereof) to be paid in full on or after the 180th day following the Last Service Date thereof is the result of a breach of a representation or warranty contained herein with respect to such Batch Receivable unless (i) the Purchaser shall have actual knowledge to the contrary (such as, by way of example, actual knowledge of the financial inability of an Obligor to pay its obligations represented by a Receivable), or (ii) the Primary Servicer shall have submitted a certificate to the Program Manager (which certificate and underlying documentation shall be reasonably satisfactory to the Program Manager) stating that (1) it has reviewed the representations and warranties and Eligibility Criteria and has made due and appropriate inquiry of the applicable Obligor and such Batch Receivables, (2) the Obligor does not maintain and has not asserted any dispute with the applicable Provider that could impair payment by the Obligor of its payment obligations with respect to such Batch Receivable, and (3) all representations and warranties and Eligibility Criteria with respect to such Batch Receivable were, as of the date of transfer thereof, true and correct in their entirety and such failure to pay is exclusively the result of reasons unrelated to the breach of such representations, warranties or Eligibility Criteria (such as the financial inability of an Obligor to pay its obligations). In the event the Purchaser receives the Return Price for any such Batch Receivable and it is thereafter determined that the failure of such Batch Receivable to be paid in full was not the result of a breach of representation or warranty contained herein, the parties hereto shall make an appropriate adjustment by increasing the Purchase Price of any Purchased Batch to be purchased on or after such date.

                  (2) Upon receipt by (or on behalf of) the Purchaser of the Return Price with respect to any Denied Receivable, the Purchaser shall be deemed to have reassigned and resold to the relevant Provider such Denied Receivable without any representation, warranty or recourse whatsoever, and, thereafter, neither the Purchaser nor any member of the HFG Group shall have any further servicing or other obligation to such Provider with respect to such Denied Receivable.

                  (3) From time to time at the request of any Provider, the Purchaser shall promptly deliver to such Provider (at such Provider's sole cost and expense) such documents, assignments, releases, notices and instruments of termination as such Provider may reasonably request to evidence the reconveyance by the Purchaser of a Denied Receivable pursuant to the terms of Section 4.01(c).

                  SECTION 4.2 Indemnities by the Providers. Without limiting any other rights that the Purchaser, the Program Manager, the Master Servicer or any of their respective Affiliates (together with their respective officers, directors, agents, representatives, shareholders, counsel, employees and lenders, each, an "INDEMNIFIED PARTY") may have hereunder or under applicable law, each Provider hereby, jointly and severally, agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including, without limitation, reasonable attorneys' fees) (all of the foregoing being collectively referred to as "INDEMNIFIED AMOUNTS") arising out of or resulting from any of the following:

                         (1) the sale or contribution of any Receivable which purports to be part of a Transferred Batch but which is not, at the date of such sale or contribution, an Eligible Receivable;

                         (2) any representation or warranty made or deemed made by any Provider (or any of its officers) under or in connection with this Agreement (and not relating to the Eligibility Criteria) which shall have been incorrect in any material respect when made; (1)

                         (3) the failure by any Provider or any Batch Receivable to comply with any applicable law, rule or regulation;


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
                         (4) the failure to vest in the Purchaser a perfected ownership interest in each Receivable included in a Transferred Batch and the proceeds and Collections in respect thereof, free and clear of any Liens;

                         (5) any dispute, claim, set-off or defense to the payment, in whole or in part, of any Receivable (including, without limitation, a defense based on such Receivable not being a legal, valid and binding obligation) or any other claim resulting from the services or merchandise related to such Receivable or the furnishing or failure to furnish such services or merchandise or relating to collection activities with respect to such Receivable (if such collection activities were performed by any Provider or any of their Affiliates acting as Primary Servicer), provided, however, this clause (e) shall not be deemed to include any dispute, claim, set-off or defense to the payment of any Receivable (i) arising out of the financial inability of an Obligor to pay its obligations represented by such Receivable including, without limitation, a discharge in bankruptcy, or (ii) arising solely as a result of actions taken by any member of the HFG Group;

                         (6) a failure of any Provider, including, without limitation, the Primary Servicer's actions on behalf of the Providers under Section 1.05(b) of this Agreement with respect to Primary Servicer Responsibilities, to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations hereunder; or

                         (7) the commingling by any Provider of Collections at any time with other funds of any Provider;

provided, however, that in all events there shall be excluded from the foregoing indemnification any claims, losses or liabilities resulting from the gross negligence or willful misconduct of an Indemnified Party or which constitutes credit recourse for an uncollectible Batch Receivable.

                  Such Indemnified Party shall notify the Primary Servicer, on behalf of the Providers, of such claim, provided that the failure to so notify shall not affect or invalidate the indemnity granted pursuant to this Section 4.02.

                  SECTION 4.3 Right of Set-Off. Each Provider hereby irrevocably instructs the Purchaser to set-off the full amount of the Return Price or the Indemnified Amounts, as the case may be, against the Purchase Price of any Purchased Batch to be purchased on or after such date and unless any Provider notifies the Purchaser in writing that it desires to pay on the date when due the Return Price under Section 4.01 or any Indemnified Amounts under Section
4.02 and such Provider makes such payment to the Purchaser in immediately available funds on such date any such amount shall be so set-off. No further notification, act or consent of any nature whatsoever is required prior to the right of the Purchaser to exercise such right of set-off; provided, however, the Purchaser or a member of the HFG Group shall notify the Primary Servicer on behalf of the Providers that a set-off pursuant to this Section 4.03 occurred, the amount of such set-off and a description of the Denied Receivable or Indemnified Amounts, as the case may be; provided, further that the failure to so notify shall not affect or invalidate the indemnity granted pursuant to
Section 4.02. The Purchaser shall exercise its right to set-off hereunder to the extent funds are available prior to making a demand for indemnification under
Section 4.02.

                  SECTION 4.4 Grant of Security Interest. (a) As collateral security for each Provider's existing and future (i) obligations to purchase Denied Receivables under Section 4.01 hereof, (ii) indemnification obligations to the Purchaser under Section 4.02 hereof, and (iii) obligations to pay


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
costs, expenses and fees under Section 5.05 hereof, each Provider hereby grants to the Purchaser a first priority lien on and security interest in, and right of set-off against, (v) all of the Accounts now or hereafter owned or held by such Provider, (w) all of the Additional Collateral, (x) any and all cash collateral reserve accounts established pursuant to this Agreement from time to time, (y) any and all amounts held in any accounts maintained at any bank and (z) all proceeds of the foregoing (all of the foregoing, the "COLLATERAL").

                  (1) In connection with the grant under (a) above, this Agreement shall be deemed to be a security agreement as understood under the UCC. Each Provider agrees to execute, and hereby authorizes the Purchaser to file, one or more financing statements or continuation statements or amendments thereto or assignments thereof in respect of the lien created pursuant to this
Section 4.04 which may at any time be required or, in the opinion of the Purchaser, be desirable, and to do so without the signature of such Provider where permitted by law.

                            ARTICLE 5. MISCELLANEOUS

                  SECTION 5.1 Amendments, etc. (a) No amendment or waiver of any provision of this Agreement or consent to any departure therefrom by a party hereto shall be effective unless in writing signed by the Primary Servicer, the Providers, the Purchaser, the Parent and consented to in writing by Healthco-4 as assignee of all of the Purchaser's rights and remedies hereunder, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser, the Parent, the Primary Servicer or any Provider to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

                  (1) The parties hereto agree to make any change, modification or amendment to this Agreement as may be requested by Fitch, Inc. or any other rating agency then rating the healthcare finance program of Healthco-4, so long as any such change, modification or amendment does not materially adversely affect the parties hereto.

                  SECTION 5.2 Notices, etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which may include facsimile communication) and shall be faxed or delivered, (i) to each Provider, the Parent, the Primary Servicer and the Purchaser, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a Written Notice to the other parties hereto (the Parent and each Provider hereby acknowledges and agrees that notices and communications to or for the benefit of the Parent and such Provider may be delivered to the Primary Servicer and such delivery to the Primary Servicer shall be deemed to be received by the Parent and such Provider), and (ii) to the Program Manager and the Master Servicer at the addresses set forth on Schedule I attached hereto (as such Schedule may be amended from time to time). Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail) and notices and communications sent by other means shall be effective when received.

                  SECTION 5.3 Assignability. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

                  (1) Subject to Section 5.03(b) of the Loan Agreement, this Agreement and the Purchaser's rights and obligations herein (including, without limitation, ownership of the Batch Receivables in each Transferred Batch, the Lockboxes and the Lockbox Accounts and rights in relation to the Lockboxes and the Lockbox Accounts) shall be assignable by the Purchaser and its successors and assigns. Each Provider hereby acknowledges that the Purchaser is granting to Healthco-4, which is further granting to its lenders, a security interest in, and collateral assignment of, this Agreement and all of the Purchaser's rights, title and interests hereunder (including, without limitation, the Batch Receivables, such Provider's obligations hereunder, the Lockboxes and the Lockbox Accounts, and rights in relation to the Lockboxes and the Lockbox Accounts).

                  (2) Neither the Parent nor any Provider may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser and Healthco-4.

                  SECTION 5.4 Further Assurances. The Parent and each Provider shall, at its cost and expense, upon the request of the Purchaser, duly execute and deliver, or cause to be duly executed and delivered, to the Purchaser such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Purchaser to carry out more effectively the provisions and purposes of this Agreement.

                  SECTION 5.5 Costs, Expenses and Termination Fee. (a) In addition to the rights of indemnification granted under Section 4.02 hereof, each Provider, jointly and severally, agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement and any waiver, modification, supplement or amendment hereto, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser and the members of the HFG Group, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Purchaser, its Affiliates and the members of the HFG Group in connection with the enforcement of this Agreement. Each Provider further agrees to pay on the Initial Transfer Date (and with respect to costs and expenses incurred following the Initial Transfer Date, within seven days of demand therefor) (i) all reasonable costs and expenses incurred by the Purchaser or its agent in connection with periodic audits of the Receivables, (ii) all reasonable costs and expenses (not to exceed $3,000 in any fiscal year of the Providers) incurred by the Master Servicer or the Program Manager to accommodate any significant coding or data system changes made by any Provider that would affect the transmission or interpretation of data received through the interface, and (iii) all reasonable costs and expenses incurred by the Purchaser for additional time and material expenses of the Master Servicer resulting from a lack of cooperation or responsiveness of any Provider or the Primary Servicer to agreed-upon protocol and schedules with the Master Servicer; provided, that the Providers or the Primary Servicer, as applicable, has received Written Notice of the alleged lack of cooperation or responsiveness and has been provided an opportunity to correct such problems.

                  (1) In the event that any Facility Termination Date is declared (or is deemed to have occurred) pursuant to an Event of Termination, the Providers shall pay to the Purchaser an early termination fee in an amount equal to the termination fee payable by the Purchaser pursuant to Section 5.07(d) of the Loan Agreement.

                  (2) In the event that, following the occurrence and continuance of an Event of Termination or a Servicer Termination Event, the Purchaser or any member of the HFG Group shall retain an attorney or attorneys to collect, enforce, protect, maintain, preserve or foreclose its interests with respect to this Agreement, any related documents, any Collateral, any Lien, or under any instrument or document delivered pursuant to this Agreement, the Providers shall pay all of the reasonable costs and expenses of such collection, enforcement, protection, maintenance, preservation or foreclosure, including reasonable attorneys' fees, and the Purchaser may take judgment for all such amounts. The attorneys' fees arising from such services, including those of any appellate proceedings, and all reasonable out-of-pocket expenses, charges, costs and other fees incurred by such counsel in any way or in any respect to or arising out of or in connection with or relating to any of the events or actions described in this Section 5.05 shall be payable by the Providers to the Purchaser on demand (with interest accruing from the tenth Business Day following the date of such demand).

                  SECTION 5.6 Confidentiality. (a) The Parent, each Provider, the Primary Servicer and the Purchaser hereby acknowledge that this Agreement, the Loan Agreement and the documents delivered hereunder, thereunder or in connection with, including, without limitation, any information relating to any member of the HFG Group, contains confidential and proprietary information. Unless otherwise required by applicable law, the Parent, each Provider, the Primary Servicer and the Purchaser hereby agree to maintain the confidentiality of this Agreement (and all drafts, memos and other documents delivered in connection therewith including, without limitation, any information relating to any member of the HFG Group delivered hereunder or under the Loan Agreement) in communications with third parties and otherwise and to take all reasonable action to prevent the unauthorized use or disclosure of and to protect the confidentiality of such confidential information; provided, that such confidential information may be disclosed to (i) the Parent's, the Providers' and the Purchaser's legal counsel, accountants and auditors, (ii) the Program Manager, Healthco-4, the Primary Servicer, each member of the HFG Group, investors in and creditors of Healthco-4, appropriate rating agencies with respect to Healthco-4, and each of their respective legal counsel, accountants and auditors, (iii) any Person, if such information otherwise becomes available to such Person or publicly available through no fault of any party governed by this Section 5.06, (iv) any Governmental Entity requesting such information, and
(v) to any other Person with the written consent of the applicable party, which consent shall not be unreasonably withheld, and provided further that none of the Parent, the Primary Servicer or any Provider shall disclose such confidential information to any financial adviser except with the consent of the Program Manager. Notwithstanding the foregoing, the parties hereto agree that the Parent, as a public company, may make such disclosure as is required by state and federal law, including, but not limited to, such filings as are required by the Securities and Exchange Commission.

                  (1) The Parent, each of the Providers, the Primary Servicer and the Purchaser understands and agrees that the other or the HFG Group may suffer irreparable harm if the obligations under this Section 5.06 are breached and that monetary damages shall be inadequate to compensate the injured party for such breach. Accordingly, the Parent, each of the Providers, the Primary Servicer and the Purchaser agrees that, in the event of their respective breach of Section 5.06(a), the injured party, in addition and not in limitation of its rights and remedies under law, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction to prevent or restrain any such breach.

                  SECTION 5.7 Term and Termination. This Agreement shall continue in full force and effect from the date hereof until the Final Payment Date; provided, however, that, with respect to any Transferred Batches transferred prior to the Final Payment Date and not purchased pursuant to
Section 4.01, the occurrence of the Final Payment Date shall not terminate any security interest of the Purchaser hereunder, nor shall it relieve or discharge the Parent, any Provider, the Primary Servicer or the Purchaser of or from their respective duties, obligations or covenants hereunder and all the terms, provisions and conditions of this Agreement shall remain in effect for such purpose until such obligations have been satisfied and performed in full. Upon the satisfaction in full of all the obligations, the Purchaser shall deliver all assignments, certificates, releases, notices and other documents at the Providers' expense, as the Providers may reasonably request to effect such termination.

                  SECTION 5.8 Sale and Contribution Treatment. The Providers and the Purchaser have structured the transactions contemplated by this Agreement with respect to each Transferred Batch as a sale or contribution and intend that such transactions constitute a sale or contribution, and each Provider and the Purchaser agree to treat each such transaction as a sale or contribution for all purposes, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). The Providers will advise all persons inquiring about the ownership of the Receivables that all Receivables have been sold or contributed to the Purchaser. The Providers will pay all taxes (excluding income or franchise taxes of the Purchaser), if any, relating to the transactions contemplated under this Agreement, including, without limitation, the sale, transfer and contribution of each Batch to the Purchaser.

                  SECTION 5.9 Grant of Security Interest. In the event that, contrary to the mutual intent of the Providers and the Purchaser, any purchase or contribution of a Batch is not characterized as a sale or contribution, each Provider shall, effective as of the date hereof, be deemed to have granted (and such Provider hereby does grant) (in addition to and not in substitution of the grant under Section 4.04 hereof) to the Purchaser a first priority security interest in and to any and all present and future Receivables and the proceeds thereof to secure the repayment of all amounts paid to any Provider hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement. With respect to such grant of a security interest, the Purchaser may at its option exercise from time to time any and all rights and remedies available to it under the UCC or otherwise. Each Provider agrees that five Business Days shall be reasonable prior notice to such Provider or to the Primary Servicer on behalf of the Providers of the date of any public or private sale or other disposition of all or any of the Batch Receivables.

                  SECTION 5.10 No Liability of the Purchaser. Neither this Agreement nor any document executed in connection herewith shall constitute an assumption by the Purchaser of any obligation to an Obligor.

                  SECTION 5.11 Attorney-in-Fact. Each Provider hereby irrevocably designates and appoints the Purchaser, the Primary Servicer, the Master Servicer and each Person in the HFG Group, to the extent permitted by applicable law and regulation, as such Provider's attorneys-in-fact, which irrevocable power of attorney is coupled with an interest, with authority to (i) endorse or sign such Provider's name to financing statements, remittances, invoices, assignments, checks, drafts or other instruments or documents in respect of the Batch Receivables, (ii) notify Obligors to make payments on the Batch Receivables directly to the Purchaser, and (iii) bring suit in such Provider's name and settle or compromise such Batch Receivables as the Purchaser, the Primary Servicer, the Master Servicer or any Person in the HFG Group may, in its discretion, deem appropriate.

                  SECTION 5.12 Entire Agreement; Severability. (a) This Agreement, including all exhibits and schedules hereto, and the documents referred to herein, embody the entire agreement and understanding of the parties concerning the subject matter contained herein. This Agreement supersedes any and all prior agreements and understandings between the parties, whether written or oral.

                  (1) If any provision of this Agreement shall be declared invalid or unenforceable, the parties hereto agree that the remaining provisions of this Agreement shall continue in full force and effect.

                  SECTION 5.13 GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

                  SECTION 5.14 WAIVER OF JURY TRIAL, JURISDICTION AND VENUE. EACH OF THE PARTIES HERETO HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY

IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER RELATED TO THIS AGREEMENT, AND HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK CITY, NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. IN ANY SUCH LITIGATION, EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH PARTY AT ITS ADDRESS SET FORTH ON THE SIGNATURE PAGE HEREOF. EACH OF THE PARTIES HERETO SHALL APPEAR IN ANSWER TO SUCH SUMMONS, COMPLAINT OR OTHER PROCESS WITHIN THE TIME PRESCRIBED BY LAW, FAILING WHICH SUCH PARTY FAILING TO SO APPEAR SHALL BE DEEMED IN DEFAULT AND JUDGMENT MAY BE ENTERED BY THE OTHER PARTY FOR THE AMOUNT OF THE CLAIM AND OTHER RELIEF REQUESTED THEREIN.

                  SECTION 5.15 Execution in Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

                  SECTION 5.16 No Proceedings. The Parent and each Provider hereby agrees that it will not institute against the Purchaser or Healthco-4 any proceeding of the type referred to in paragraph (g) of Exhibit V so long as any senior indebtedness issued by the Purchaser or Healthco-4 shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such senior indebtedness shall have been outstanding.

                  SECTION 5.17 Survival of Termination. The provisions of
Article IV (and the representations and warranties with respect thereto) (other than Section 4.04) and Sections 5.05, 5.06, 5.10 and 5.16 shall survive any termination of this Agreement.

                  SECTION 5.18 Joint and Several Liability; Providers . Each Provider agrees that each reference to "the Providers" in this Agreement shall be deemed to refer to each such Provider jointly and severally with the other Providers. Each Provider (i) shall be jointly and severally liable for the obligations, duties and covenants of each other such Provider under this Agreement and the acts and omissions of each other such Provider including, without limitation, under Article IV hereof, and (ii) jointly and severally makes each representation and warranty for itself and each other Provider under this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


PROVIDERS:                         ATC HEALTHCARE SERVICES, INC.

                                   By:
                                       ----------------------------------------
                                         Name:
                                         Title:

                                         Address:  ATC Healthcare Services, Inc.
                                                   1983 Marcus Avenue
                                                   Lake Success, NY 11042
                                                   Attention: Alan Levy, CFO
                                         Facsimile Number:(516) 750-1754

                                   ATC STAFFING SERVICES, INC.

                                   By:
                                       ----------------------------------------
                                         Name:
                                         Title:

                                         Address:  ATC Staffing Services, Inc.
                                                   1983 Marcus Avenue
                                                   Lake Success, NY 11042
                                                   Attention: Alan Levy, CFO
                                         Facsimile Number: (516) 750-1754

PURCHASER:                   ATC FUNDING, LLC


                                   By:
                                        ------------------------------------
                                         Name:
                                         Title:

                                         Address:  ATC Funding, LLC
                                                   1983 Marcus Avenue
                                                   Suite E-122
                                                   Lake Success, NY 11042
                                                   Attention: Alan Levy, CFO
                                         Facsimile Number: (516) 750-1764

PRIMARY SERVICER:            ATC HEALTHCARE SERVICES, INC.

                                   By:
                                       ----------------------------------------
                                         Name:
                                         Title:
                                         Address:    ATC Healthcare Services,
                                                       Inc.
                                                     1983 Marcus Avenue
                                                     Lake Success, NY 11042
                                                     Attention: Alan Levy, CFO
                                         Facsimile Number: (516) 750-1754


PARENT:                      STAFF BUILDERS, INC.

                                   By:
                                       ----------------------------------------
                                         Name:
                                         Title:
                                         Address:    Staff Builders, Inc.
                                                     1983 Marcus Avenue
                                                     Lake Success, NY 11042
                                                     Attention: Alan Levy, CFO
                                         Facsimile Number: (516) 750-1754

                                    EXHIBIT I

                                   DEFINITIONS

                  As used in the Agreement (including its Exhibits and Schedules), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "ACCOUNTS" means all accounts, chattel paper, instruments, general intangibles and goodwill, whether now existing or hereafter arising, including, all Receivables and all proceeds of any of the foregoing.

                  "ACCOUNTS RECEIVABLE TURNOVER PARENT" means, at any date, for the 12-Month period then ending, the quotient obtained by dividing (i) aggregate gross revenue of the Parent and its Subsidiaries on a consolidated basis for such period by (ii) aggregate Receivables of the Parent and its Subsidiaries on a consolidated basis of such date.

                  "ACCOUNTS RECEIVABLE TURNOVER PROVIDERS" means, at any date, for the 12-Month period then ending, the quotient obtained by dividing (i) aggregate gross revenue of ATC Healthcare and its Subsidiaries on a consolidated basis for such period by (ii) aggregate Receivables of ATC Healthcare and its Subsidiaries on a consolidated basis as of such date.

                  "ADDITIONAL COLLATERAL" means (including, without limitation, the items listed on any separate schedule(s) at any time or from time to time furnished by any Provider to the Purchaser and made part of this Agreement and all accessions to the Additional Collateral, substitutions and replacements thereof (unless the description of Additional Collateral expressly excludes after-acquired Additional Collateral), now owned or existing and hereafter acquired, created or arising, and all products and proceeds thereof (including, without limitation, claims of any Provider against third parties for loss or damage to or destruction of any Additional Collateral)) (a) all of each Provider's right, title and interest in and to all equipment in all of its forms, wherever located, now or hereafter existing, including, but not limited to, all fixtures and all parts thereof and all accessions thereto (any and all such equipment, fixtures, parts and accessions being the "EQUIPMENT"); (b) all inventory in all of its forms, wherever located, now or hereafter existing, including, but not limited to, (i) all raw materials, work in process, semi-finished products and finished products, intended for sale or lease or to be furnished under contracts of service in the ordinary course of business, of every kind and description; (ii) goods in which such Provider has an interest en masse or a joint or other interest or right of any kind (including, without limitation, goods in which such Provider has an interest or right as consignee), and (iii) goods which are returned to or repossessed by such Provider, and all accessions thereto and products thereof and documents (including, without limitation, all warehouse receipts, negotiable documents, bills of lading and other title documents) therefor (any and all such inventory, accessions, products and documents being the "INVENTORY"); (c) all present and future securities, security entitlements and securities accounts (collectively, "INVESTMENT PROPERTY"); (d) all deposits and all other goods and personal property (including, without limitation, patents, patent applications, trade names and trademarks and Federal, state and local tax refund claims of all kinds), whether tangible or intangible, or whether now owned or hereafter acquired and wherever located; (e) all proceeds of every kind and nature, including proceeds of proceeds, of any and all of the foregoing Additional Collateral (including, without limitation, proceeds which constitute property of the types described in clauses (a) through (e) of this paragraph) and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Purchaser is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Additional Collateral and (ii) money and cash; and all books, records and other property relating to or referring to any of the foregoing Additional Collateral, including all books, records, ledger cards, data processing records, computer software and other property and general intangibles at any time used or useful in connection with, evidencing, embodying, referring to, or relating to, any of the foregoing Additional Collateral.

                  "ADDITIONAL REPORTING EVENT" means the formation by the Parent of any Subsidiary other than ATC Healthcare and its Subsidiaries.

                  "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                  "AGREEMENT" has the meaning set forth in the preliminary statements hereto.

                  "APPLIED MANAGEMENT" means Applied Management Solutions, Inc., a Delaware corporation.

                  "BATCH" means, with respect to any Transfer Date, all Receivables, including the Transferred Batch with respect to such Transfer Date, which are purchased by the Purchaser or contributed to capital of the Purchaser.

                  "BATCH RECEIVABLE" means a Receivable that is included in a Transferred Batch, but excludes a Denied Receivable for which the Return Price has been received by the Purchaser.

                  "BUSINESS DAY" means any day on which banks are not authorized or required to close in New York City, New York.

                  "CAPITAL EXPENDITURES" means, with respect to any Person for any period, the aggregate of all expenditures (including, without limitation, obligations created under Capital Leases in the year in which created but excluding payments made thereon) of any Person in respect of the purchase or other acquisition of fixed or capital assets.

                  "CAPITAL LEASE" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee, the obligations of which are required, in accordance with GAAP, to be capitalized on the balance sheet of that Person.

                  "CAPITALIZED LEASE OBLIGATION" means an obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

                  "CHANGE OF CONTROL" means (a) the sale, lease or transfer of all or substantially all of the assets of the Parent or any Provider to any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the liquidation or dissolution of (or the adoption of a plan of liquidation by) the Parent or any Provider; (c) the acquisition by any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of a direct or indirect majority interest (more than 25%) of the voting stock of the Parent or any Provider by way of merger or consolidation or otherwise; or (d) the failure of the Parent to own, directly or indirectly, 100% of the equity interests of each Provider.

                  "CLOSING DATE" means April 6, 2001.

                  "COLLATERAL" has the meaning set forth in Section 4.04(a) hereto.

                  "COLLECTIONS" means, with respect to any Receivable included in a Batch, all cash collections, wire transfers, electronic funds transfers and other cash proceeds of such Receivable, deposited in or transferred to a Lockbox Account, including, without limitation, all cash proceeds thereof.

                  "CONCENTRATION ACCOUNT" means account number 205779 at the Bank of New York, ABA#021000018.

                  "CONSOLIDATED CURRENT ASSETS PARENT" means, at any date of determination, the aggregate amount of all assets of the Parent and its Subsidiaries on a consolidated basis that would be classified as current assets at such date, computed and calculated in accordance with GAAP.

                  "CONSOLIDATED CURRENT ASSETS PROVIDERS" means, at any date of determination, the aggregate amount of all assets of ATC Healthcare and its Subsidiaries on a consolidated basis that would be classified as current assets at such date, computed and calculated in accordance with GAAP.

                  "CONSOLIDATED CURRENT LIABILITIES PARENT" means, at any date of determination, the aggregate amount of all liabilities of the Parent and its Subsidiaries on a consolidated basis that would be classified as current liabilities at such date, computed and calculated in accordance with GAAP.

                  "CONSOLIDATED CURRENT LIABILITIES PROVIDERS" means, at any date of determination, the aggregate amount of all liabilities of ATC Healthcare and its Subsidiaries on a consolidated basis that would be classified as current liabilities at such date, computed and calculated in accordance with GAAP.

                  "CONSOLIDATED DEBT SERVICE COVERAGE RATIO PARENT" means, for the Parent and its Subsidiaries on a consolidated basis, at the end of each fiscal quarter of the Parent, for the four fiscal quarter period then ended, the quotient obtained by dividing (i) Consolidated EBITDA Parent for such period by
(ii) the sum of (x) Consolidated Interest Expense Parent for such period and (y) the current portion of long term debt and Capital Leases as of such date of determination.

                  "CONSOLIDATED DEBT SERVICE COVERAGE RATIO PROVIDERS" means, for ATC Healthcare and its Subsidiaries on a consolidated basis, at the end of each fiscal quarter of the Providers, for the four fiscal quarter period then ended, the quotient obtained by dividing (i) Consolidated EBITDA Providers for such period by (ii) the sum of (x) Consolidated Interest Expense Providers for such period and (y) the current portion of long term debt and Capital Leases of ATC Healthcare and its Subsidiaries on a consolidated basis, as of such date of determination.

                  "CONSOLIDATED EBITDA PARENT" means, for any period, the EBITDA of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED EBITDA PROVIDERS" means, for any period, the EBITDA of ATC Healthcare and its Subsidiaries on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED INTEREST COVERAGE RATIO PARENT" means, at the end of each fiscal quarter of the Parent, for the four fiscal quarter period ending on such date, the quotient obtained by dividing

(i) Consolidated EBITDA Parent for such period by (ii) Consolidated Interest Expense Parent for such period.

                  "CONSOLIDATED INTEREST COVERAGE RATIO PROVIDERS" means, at the end of each fiscal quarter of the Providers, for the four fiscal quarter period ending on such date, the quotient obtained by dividing (i) Consolidated EBITDA Providers for such period by (ii) Consolidated Interest Expense Providers for such period.

                  "CONSOLIDATED INTEREST EXPENSE PARENT" means, for any period, the Interest Expense of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED INTEREST EXPENSE PROVIDERS" means, for any period, the Interest Expense of ATC Healthcare and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED NET WORTH PARENT" means, at any date of determination, an amount equal to (a) the total unrestricted assets of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP minus (b) the total liabilities of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP .

                  "CONSOLIDATED NET WORTH PROVIDERS" means, at any date of determination, an amount equal to (a) the total unrestricted assets of ATC Healthcare and its Subsidiaries on a consolidated basis in accordance with GAAP minus (b) the total liabilities of ATC Healthcare and its Subsidiaries on a consolidated basis in accordance with GAAP

                  "CONSOLIDATED TANGIBLE NET WORTH PARENT" means with respect to the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, at any date of determination, (i) the sum of capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP constitutes stockholder's equity, less (ii) treasury stock and any minority interest in subsidiaries, less (iii) the amount of any write-up subsequent to the Closing Date in the value of any asset above the cost or depreciated cost thereof and less (iv) all intangible assets, including, without limitation, goodwill, which would be classified as such in accordance with GAAP.

                  "CONSOLIDATED TANGIBLE NET WORTH PROVIDERS" means with respect to ATC Healthcare and its Subsidiaries on a consolidated basis in accordance with GAAP, at any date of determination, (i) the sum of capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP constitutes stockholder's equity, less (ii) treasury stock and any minority interest in subsidiaries, less (iii) the amount of any write-up subsequent to the Closing Date in the value of any asset above the cost or depreciated cost thereof and less (iv) all intangible assets, including, without limitation, goodwill, which would be classified as such in accordance with GAAP.

                  "CONSOLIDATED TOTAL NET INCOME PARENT" means, for any period, the total net income of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED TOTAL NET INCOME PROVIDERS" means, for any period, the total net income of ATC Healthcare and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED WORKING CAPITAL PARENT" means at any date of determination, an amount equal to Consolidated Current Assets Parent minus Consolidated Current Liabilities Parent.

                  "CONSOLIDATED WORKING CAPITAL PROVIDERS" means at any date of determination, an amount equal to Consolidated Current Assets Providers minus Consolidated Current Liabilities Providers.

                  "CREDIT AND COLLECTION POLICY" means those receivables credit and collection policies and practices of the Providers in effect on the date of the Agreement and set forth in Schedule II hereto, as modified from time to time with the consent of the Purchaser and Healthco-4.

                  "DEBT" means as to any Person (without duplication): (i) all obligations of such party for borrowed money, (ii) all obligations of such party evidenced by bonds, notes, debentures, or other similar instruments, (iii) all obligations of such party to pay the deferred purchase price of property or services (other than trade payables in the ordinary course of business), (iv) all Capital Leases of such party, (v) all Debt of others directly or indirectly Guaranteed (which term shall not include endorsements in the ordinary course of business) by such party, (vi) all obligations secured by a Lien existing on property owned by such party, whether or not the obligations secured thereby have been assumed by such party or are non-recourse to the credit of such party (but only to the extent of the value of such property), (vii) all reimbursement obligations of such party (whether contingent or otherwise) in respect of letters of credit, bankers' acceptance and similar instruments and (viii) all obligations of such Party under this Agreement and the Loan Agreement.

                  "DEFAULTED RECEIVABLE" means a Batch Receivable (i) as to which the Obligor thereof or any other Person obligated thereon has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V or (ii) which, consistent with the Credit and Collection Policy, would be written off the applicable Provider's books as uncollectible.

                  "DELINQUENCY RATIO" means, as of the last Business Day of each Month, a percentage equal to:

                                       DLR
                                       ---
                                       ENV

                  where:

                  DLR= The Expected Net Value of all Receivables which became Delinquent Receivables in the Month prior to the date of calculation.

                  ENV= The Expected Net Value of all Receivables which were purchased in the Month immediately prior to the date of calculation.

                  "DELINQUENT RECEIVABLE" means a Batch Receivable (a) that has not been paid in full on or following the 180th day following the date of original invoicing thereof, or (b) that is a Denied Receivable.

                  "DENIED RECEIVABLE" has the meaning set forth in Section 4.01(a) hereto.

                  "DEPOSITARY AGREEMENT" means those certain depositary account agreements, among Healthco-4 and the applicable Lockbox Bank, in substantially the form attached hereto as Exhibit XII, as such agreements may be amended, modified or supplemented from time to time in accordance with their terms.

                  "EBITDA" means, for any Person during any period, the sum (determined without duplication on a consolidated basis) of (a) net income (or net loss) of such Person (calculated before extraordinary items) during such period plus (b) the Interest Expense of such Person during such period deducted in the determination of such net income (or net loss) plus (c) depreciation, amortization and other non-cash items of such Person during such period to the extent included in the determination of net income (or net loss) plus or minus
(d) all taxes accrued by such Person during such period on or measured by income to the extent deducted or credited in determining such net income (or net loss) minus or plus (e) gains (or losses) from asset dispositions by such Person during outside of the normal course of business to the extent included in determining such net income (or net loss) plus (f) losses due to asset impairment minus (g) non-cash, non-recurring items to the extent included in determining such net income (or net loss).

                  "ELIGIBILITY CRITERIA" has the meaning specified in the Loan Agreement, as such Eligibility Criteria may be modified from time to time by Healthco-4 upon Written Notice to the Primary Servicer.

                  "ELIGIBLE RECEIVABLES" has the meaning specified in the Loan Agreement.

                  "EMPLOYEE BENEFIT PLAN" means any employee benefit plan within the meaning of Section 3(3) of ERISA maintained by the Parent, any Provider or any ERISA Affiliate thereof, or with respect to which any of them have any liability.

                  "EQUITY" means the amount set forth on the balance sheet of the any Provider as equity.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" means any entity which is under common control with the Parent or any Provider within the meaning of ERISA or which is treated as a single employer with any Provider under the Internal Revenue Code of 1986, as amended.

                  "EVENT OF TERMINATION" means any of the events specified in
Exhibit V hereto.

                  "EXPECTED NET VALUE" means, with respect to any Batch Receivable, the gross unpaid amount of such Receivable on the Transfer Date therefor, times the applicable Net Value Factor.

                  "FACILITY TERMINATION DATE" means the earlier of (a) April 5, 2004 (subject to automatic extensions of such date to coincide with extensions under Section 5.07 of the Loan Agreement) and (b) the date of delivery of notice of the occurrence of an Event of Termination, if required pursuant to Section
3.02 hereof, or the date of occurrence of an Event of Termination if no notice is required, unless such Event of Termination is waived by the Purchaser in writing.

                  "FINAL PAYMENT DATE" means the first Settlement Date following the Settlement Period in which final collection has been received for all Batch Receivables have become Denied Receivables or Defaulted Receivables.

                  "GAAP" means generally accepted accounting principles in the United States of America, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in statements of the Financial Accounting Standards Board or the rules and regulations of the Securities and Exchange Commission or their respective successors and which are applicable in the circumstances as of the date in question.

                  "GOVERNMENTAL ENTITY" means the United States of America, any state, any political subdivision of a state and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "GUARANTY" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay), or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term "GUARANTEE" used as a verb has a corresponding meaning.

                  "HEALTHCO-4" means HFG Healthco-4 LLC, a Delaware limited liability company.

                  "HFG GROUP" means (i) Healthco-4, the Program Manager and the Master Servicer and (ii) Healthco-4's agents, delegates, designees and assigns identified from time to time to effectuate the Agreement.

                  "INDEMNIFIED AMOUNTS" has the meaning set forth in Section
4.02 hereto.

                  "INDEMNIFIED PARTY" has the meaning set forth in Section 4.02 hereto.

                  "INITIAL TRANSFER DATE" means the date of the initial purchase and contribution of Receivables hereunder.

                  "INTEREST EXPENSE" means, with respect to any Person for any period, the interest expense of such Person during such period as determined in accordance with GAAP.

                  "LAST SERVICE DATE" means, with respect to any Receivable the date set forth on the related invoice or statement as the most recent date on which services or merchandise were provided by the related Provider to the related Obligor.

                  "LIBOR" has the meaning specified in the Loan Agreement.

                  "LIEN" means any lien, mortgage, security interest, tax lien, pledge, hypothecation, assignment, preference, priority, other charge or encumbrance, or any other type of preferential arrangement of any kind or nature whatsoever by or with any Person (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

                  "LOAN AGREEMENT" means the Loan and Security Agreement dated as of the date hereof between the Purchaser as borrower and Healthco-4 as lender, as such agreement may be modified, supplemented or amended from time to time in accordance with its terms.

                  "LOCKBOX" means a lockbox set forth on Schedule IV hereto to receive checks with respect to Receivables payable by Obligors.

                  "LOCKBOX ACCOUNT" means a lockbox account set forth on
Schedule IV hereto associated with a Lockbox established by the Providers, in the name of and for the benefit of Healthco-4, to deposit

Collections from Obligors, including Collections received in related Lockbox and Collections received by wire transfer directly from Obligors, all as more fully set forth in the relevant Depositary Agreement.

                  "LOCKBOX BANK" means a financial institution in its capacity as lockbox bank under a Depositary Agreement.

                  "LOSS-TO-LIQUIDATION RATIO" means, as of the last Business Day of each Month, a percentage equal to:

                                       DFR
                                       ---
                                        C

                  where:

                  DFR= The Expected Net Value of all Batch Receivables which became Defaulted Receivables in the Month prior to the date of calculation.

                  C= Collections in the Month prior to the date of calculation.

                  "MASTER SERVICER" means the Program Manager and any other Person then identified by the Program Manager to the Providers, or the Primary Servicer on behalf of the Providers, as being authorized to administer and service Receivables.

                  "MATERIAL ADVERSE EFFECT" means any event, condition, change or effect that (a) has a materially adverse effect on the business, Properties, capitalization, liabilities, operations, prospects or financial condition of (i) Providers (in the aggregate) or (ii) the Parent on a consolidated basis, (b) materially impairs the ability of the Providers (in the aggregate) or the Parent to perform its obligations under the Agreement, (c) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Purchaser under the Agreement, or (d) changes, or could reasonably be expected to change, the characterization and treatment of the sales and contributions of Receivables under the Agreement as something other than a true sale or complete transfer of ownership.

                  "MISDIRECTED PAYMENT" means any form of payment in respect of a Batch Receivable made by an Obligor in a manner other than as provided in the Notice to Obligor sent to such Obligor.

                  "MONTH" means a calendar month.

                  "MULTIEMPLOYER PLAN" means a plan, within the meaning of
Section 3(37) of ERISA, as to which the Parent, Primary Servicer, any Provider or any ERISA Affiliate contributed or was required to contribute within the preceding five years.

                  "NET VALUE FACTOR" means, initially, the percentages set forth on Schedule VI attached hereto, as such percentages may be adjusted, upwards or downwards in accordance with the Loan Agreement based on the historical actual final collections received on the Providers' Receivables within 180 days of the Last Service Date of such Receivables (without regard to the factors set forth in the definition of "Defaulted Receivable").

                  "NOTICE TO OBLIGOR" means a notice letter on the relevant Provider's corporate letterhead in substantially the form attached hereto as
Exhibit VII.

                  "OBLIGOR" means the Person who is responsible for the payment of all or any portion of a Receivable.

                  "PARENT" has the meaning set forth in the preamble hereto.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

                  "PERMITTED LIENS" means (i) those Liens on Additional Collateral existing as of the date hereof and set forth on Schedule VII hereto and (ii) Liens arising after the date hereof securing the purchase money Debt and Capitalized Lease Obligations of the Parent or any Provider, in an aggregate amount not to exceed $2,000,000 for the Parent and the Providers taken as a whole at any time, provided that no such Lien described in this clause (ii), shall apply to any other property of the Parent or any Provider.

                  "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "PLEDGE AGREEMENT" means that certain Pledge Agreement, dated the date hereof, by the Parent and ATC Healthcare in favor of Healthco-4 as lender under the Loan Agreement, as the same may be amended, modified or supplemented from time to time.

                  "PRIMARY SERVICER" as defined in the preamble, means ATC Healthcare, if then authorized to perform the Primary Servicer Responsibilities pursuant to Section 1.05(b), or the Master Servicer, or any other Person then authorized to perform the Primary Servicer Responsibilities that is acceptable to the Program Manager.

                  "PRIMARY SERVICER ACCOUNT" means account number 777-522683 of the Primary Servicer at The Chase Manhattan Bank, ABA number 021000021, or such other bank account designated by the Primary Servicer by Written Notice to the Master Servicer, the Purchaser and the Program Manager from time to time, as the account for receipt of proceeds on behalf of the Providers.

                  "PRIMARY SERVICER RESPONSIBILITIES" has the meaning set forth in Section 1.05(b) hereto.

                  "PRIMARY SERVICING FEE" means, with respect to any Transferred Batch, an amount equal to $8.00 multiplied by the number of Receivables in such Transferred Batch.

                  "PROGRAM MANAGER" means (i) Healthcare Finance Group, Inc. or
(ii) any other Person then identified by Healthco-4 to the Primary Servicer as being authorized to provide administrative services with respect to the Purchaser and the Purchaser's purchase, funding and collection of healthcare receivables.

                  "PROPERTY" means property of all kinds, movable, immovable, corporeal, incorporeal, real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto), whether owned or acquired on or after the date of this Agreement.

                  "PROVIDER", "PROVIDERS" have the meanings set forth in the preamble hereto.

                  "PROVIDER DOCUMENTS" means this Agreement, the Depositary Agreement, the Pledge Agreement, each agreement now existing or hereafter created providing collateral security for the payment or performance of any Provider's obligations described in Section 4.04(a) or any Person's obligations under a Guaranty of such obligations of the Providers, and each other document or instrument now or hereafter executed and delivered to the Purchaser by or on behalf of the Providers pursuant to or in connection herewith or therewith.

                  "PURCHASE PRICE" means, with respect to Eligible Receivables in each Purchased Batch, an amount equal to 95% of the aggregate Expected Net Value of such Receivables.

                  "PURCHASED BATCH" means all Eligible Receivables purchased on any Transfer Date.

                  "PURCHASED RECEIVABLE" means a Receivable that has been purchased by the Purchaser.

                  "PURCHASER" has the meaning set forth in the preamble hereto.

                  "RECEIVABLE INFORMATION" has the meaning set forth in Section 1.02(a) hereto.

                  "RECEIVABLES" means all accounts or general intangibles and all other obligations for the payment of money, in each case, owing (or in the case of Unbilled Receivables, to be owing) by an Obligor to a Provider and arising out of the rendition of professional services, or the sale of products by a Provider in the ordinary course of its business, including all rights to reimbursement under any agreements with and payments from Obligors or other Persons, together with, to the maximum extent permitted by law, all accounts and general intangibles related thereto, all rights, remedies, guaranties, security interests and Liens in respect of the foregoing, all books, records and other Property evidencing or related to the foregoing, and all proceeds of any of the foregoing.

                  "RETURN PRICE" means, with respect to a Denied Receivable, an amount equal to (x) either the Purchase Price or the increase in the capital account of the applicable Provider with respect to the prior contribution thereof, in each case, of such Denied Receivable, minus (y) any cash received from the Obligor in a Lockbox Account with respect to such Denied Receivable, plus (z) accrued and unpaid interest on such amount calculated at the interest rate then in effect under the Loan Agreement on the average outstanding difference between clauses (x) and (y) from and including the Business Day following the Transfer Date of such Denied Receivable to the date the Return Price is received by the Purchaser.

                  "SERVICER TERMINATION EVENT" means any of the events specified in Exhibit IX hereto.

                  "SETTLEMENT DATE" means the third Business Day of each Week; provided, that, if, following the occurrence of an Event of Termination, the Purchaser shall have selected a period shorter than one Week as the Settlement Period, the Settlement Date shall mean the fifth Business Day following the end of each such Settlement Period.

                  "SETTLEMENT PERIOD" means each Week; provided, that notwithstanding the foregoing, the first Settlement Period shall be the period from and including the Initial Transfer Date through April 7, 2001; and provided, further, that following the occurrence of an Event of Termination, the Purchaser may from time to time, by notice to the Primary Servicer on behalf of the Providers, select a shorter period as the Settlement Period.

                  "SUBSIDIARY" means, with respect to the Parent and each Provider, any corporation or entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent or such Provider.

                  "TANGIBLE NET WORTH" means, with respect to any Person at any time, the sum of (i) such Person's capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders' equity, minus
(ii) treasury stock, minus (iii) the book value of all assets classified as intangible under GAAP, including, without limitation, goodwill, deferred taxes, deferred financing costs, trademarks, trade names, patents, copyrights and licenses.

                  "TOTAL COLLECTIONS" means, as to each Batch, the sum of all Collections, Return Prices and Indemnified Amounts (but only to the extent that such Indemnified Amounts are received in lieu of Collections) distributed to and received by the Purchaser with respect thereto.

                  "TRANSFER DATE" means the Initial Transfer Date and each Business Day thereafter.

                  "TRANSFERRED BATCH" means, with respect to any Transfer Date, all Receivables purported by the Primary Servicer and applicable Provider to constitute Eligible Receivables and which are purchased by the Purchaser or contributed to capital of the Purchaser as of such Transfer Date.

                  "TRANSMISSION" means, upon establishment of computer interface between the Providers and the Master Servicer in accordance with the specifications established by the Master Servicer, the transmission of Receivable Information through computer interface to the Master Servicer in a manner satisfactory to the Master Servicer.

                  "UCC" means the Uniform Commercial Code as in effect from time to time in the specified jurisdiction.

                  "UNBILLED RECEIVABLE" means a Receivable in respect of which the goods have been shipped, or the services rendered, to the relevant Obligor, and rights to payment therefor have accrued, but the invoice has not been rendered to the such Obligor.

                  "WEEK" means a calendar week which in each instance shall begin on Sunday and end on Saturday.

                  "WEEKLY REPORT" has the meaning set forth in Section 1.02 hereof.

                  "WRITTEN NOTICE" and "IN WRITING" mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

                  Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

                                   EXHIBIT II

                    CONDITIONS OF PURCHASES AND CONTRIBUTIONS

                  1. Conditions Precedent on the Initial Transfer Date. The purchase or contribution of the Transferred Batch under the Agreement on the Initial Transfer Date is subject to the conditions precedent that the Purchaser shall have received on or before the Initial Transfer Date the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser:

                  (1) For the Parent, each Provider and the Primary Servicer, a certificate issued by the Secretary of State of the state of such entity's (i) organization as to the legal existence and good standing of such entity and (ii) locale of operation, if different from its state of organization, as to the foreign qualification, authorization and good standing of such entity in such locale (all of which certificates shall be dated not more than 20 days prior to the Initial Transfer Date).

                  (2) For the Parent, each Provider and the Primary Servicer, certified copies of the charter and by-laws of such entity, certified copies of resolutions of the board of directors of such entity approving the Agreement, certified copies of all documents filed to register any and all assumed/trade names of such entity, and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Agreement.

                  (3) For the Parent, each Provider and the Primary Servicer, a certificate of the Secretary or Assistant Secretary of such entity certifying the names and true signatures of the incumbent officers of such entity authorized to sign the Agreement and the other documents to be delivered by it hereunder.

                  (4) (i) Certified copies of the balance sheets of the Parent and its Subsidiaries as at February 29, 2000, and February 28,1999 and the related statements of income and expense and retained earnings of the Parent and its Subsidiaries for the fiscal year then ended, certified in a manner acceptable to the Purchaser by independent public accountants acceptable to the Purchaser and demonstrating that there has been no Material Adverse Effect and
(ii) unaudited balance sheets of the Parent and its Subsidiaries for the fiscal quarters ended May 31, 2000, August 31, 2000 and November 30, 2000 and the related statements of income and expense and retained earnings of the Parent and its Subsidiaries for such fiscal quarter then ended.

                  (5) Acknowledgment or time stamped receipt copies of proper financing statements (showing each Provider as debtor/seller, the Purchaser as secured party/purchaser and Healthco-4 as assignee, and stating that the financing statements are being filed because UCC Section 9-102 does not distinguish between a sale and a secured loan for filing purposes) duly filed on or before the Initial Transfer Date under the UCC of all jurisdictions that the Purchaser may deem necessary or desirable in order to perfect the ownership interests contemplated by the Agreement.

                  (6) Acknowledgment or time-stamped receipt copies of proper financing statements (showing each Provider as debtor and the Purchaser as secured party and Healthco-4 as assignee with respect to the grant by the Providers of a first priority security interest to the Purchaser in the Collateral, as contemplated by Section 4.04 of the Agreement) duly filed on or before the Initial Transfer Date under the UCC of all jurisdictions that the Purchaser may deem necessary or desirable in order to perfect such security interest.

                  (7) Completed requests for information (UCC search results) dated within 20 days of the Initial Transfer Date, and a schedule thereof listing all effective financing statements filed in the jurisdictions referred to in subsections (e) and (f) above that name the Parent or any Provider as debtor, together with copies of all other financing statements filed against the Parent or any Provider (none of which shall cover any Collateral or the Receivables).

                  (8) Releases of, and acknowledgment copies of proper termination statements (Form UCC-3), if any, necessary to evidence the release of all security interests, ownership and other rights of any Person previously granted by the Parent or any Provider in any of the Collateral or the Receivables.

                  (9) A favorable opinion of Clifford Chance Roger & Wells LLP, counsel for the Primary Servicer, the Parent and the Providers, substantially in the form attached hereto as Exhibit XI-A, and as to such other matters as the HFG Group requests.

                  (10) A favorable opinion of Clifford Chance Roger & Wells LLP, counsel for the Primary Servicer, the Parent and the Providers, substantially in the form attached hereto as Exhibit XI-B, and as to such other matters as the HFG Group requests.

                  (11) Proof of payment of the $250,000 facility fee payable by the Purchaser to Healthcare Finance Group, Inc.

                  (12) Proof of payment of all reasonable attorneys' fees and disbursements incurred by the Purchaser and the HFG Group.

                  (13) A duly executed Depositary Agreement for each Lockbox and Lockbox Agreement, together with evidence satisfactory to the Purchaser that all Lockboxes and the Lockbox Accounts have been established such that all funds on deposit in the Lockbox Accounts are transmitted to the Concentration Account each Business Day.

                  (14) Copies of all Notices to Obligors required pursuant to
Article II of the Agreement, together with evidence satisfactory to the Purchaser that such Notices to Obligors have been or will be delivered to the addressees thereof.

                  (15) A copy of each new form of invoice from each Provider showing the proper Lockbox as the remittance address.

                  (16) A certificate from the Master Servicer stating that all computer linkings and interfaces necessary or desirable, in the judgment of the Master Servicer, to effectuate the transactions and information transfers contemplated hereunder, are fully operational to the reasonable satisfaction of the Master Servicer.

                  (17) Executed acknowledgment letters regarding the ownership of the Receivables from franchisees who are owed fees in connection with Receivables consisting of at least 90% of such Receivables.

                  2. Conditions Precedent on All Transfer Dates. Each purchase and contribution of a Transferred Batch on a Transfer Date (including the Initial Transfer Date) shall be subject to the further conditions precedent that the Primary Servicer and the Providers and the Purchaser shall have agreed upon the terms of such purchase and also that:

                  (1) The Providers shall have delivered to the Purchaser or the Master Servicer, as the case may be, no later than 10:30 a.m. on such Transfer Date, in form and substance satisfactory to the Purchaser or the Master Servicer (as the case may be), to the extent not previously provided, an executed

Notice to Obligors to each Obligor responsible for the payment of any of the Batch Receivables to be transferred on such Transfer Date, directing such Obligors to make payment to the addresses and accounts designated in such Notice to Obligors, as set forth in Article II hereof, together with evidence that such Notice to Obligors has been delivered to such Obligors.

                  (2) On each such Transfer Date the following statements shall be true and correct:

                  (1) the representations and warranties contained in Exhibit III are true and correct in all material respects on and as of the date of such purchase as though made on and as of such date, and

                  (2) no event has occurred and is continuing, or would result from such purchase, that constitutes an Event of Termination or that would constitute an Event of Termination but for the requirement that notice be given or time elapse or both.

                                   EXHIBIT III

                         REPRESENTATIONS AND WARRANTIES

                  The Parent, the Primary Servicer and each Provider represents and warrants as follows:

                  (3) It is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation as set forth in the preamble hereto, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except in any jurisdiction other than that of its chief executive offices where the failure to be so qualified would not have a Material Adverse Effect.

                  (4) The execution, delivery and performance by it of the Agreement and the other documents to be delivered by it thereunder, (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) its charter or by-laws, (2) any law, rule or regulation applicable to it, (3) any contractual restriction binding on or affecting it or its Property, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its Property, and (iv) do not result in or require the creation of any Lien upon or with respect to any of its Properties, other than the interests created by the Agreement. The Agreement has been duly executed and delivered by it. It has furnished to the Purchaser a true, correct and complete copy of its certificate of incorporation and by-laws, including all amendments thereto.

                  (5) No authorization or approval or other action by, and no notice to or filing with, any Governmental Entity is required for the due execution, delivery and performance by it of the Agreement or any other document to be delivered thereunder.

                  (6) The Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).

                  (7) It has all power and authority, and has all permits, licenses, accreditations, certifications, authorizations, approvals, consents and agreements of all Obligors, accreditation agencies and any other Person, other than those permits, licenses, accreditations, certifications, authorizations, approvals, consents and agreements, the failure of which to have is not reasonably likely to result in a Material Adverse Effect, for it (i) to own the assets (including Receivables) that it now owns, and (ii) to carry on its business as now conducted.

                  (8) It has not been notified by any Obligor, or any other Person, during the immediately preceding 12 Month period, that such party has rescinded or not renewed, or is reasonably likely to rescind or not renew, any such permit, license, accreditation, certification, authorization, approval, consent or agreement granted to it or to which it is a party except as disclosed in Schedule III hereto or which is not reasonably likely to result in a Material Adverse Effect. (1)

                  (9) As of the Initial Transfer Date, all conditions precedent set forth in Exhibit II have been fulfilled or waived in writing by the Purchaser, and as of each Transfer Date, the conditions precedent set forth in paragraph 2 of such Exhibit II have been fulfilled or waived in writing by the Purchaser.

                  (10) The balance sheets of the Parent and its Subsidiaries as at February 29, 2000, and the related statements of income and expense, cash flows and retained earnings of the Parent and its Subsidiaries for the fiscal periods then ended, copies of which have been furnished to the Purchaser, fairly present the financial condition of the Parent and its Subsidiaries as at such date and the results of the


                                      III-1
operations of the Parent and its Subsidiaries for the period ended on such date, all in accordance with GAAP, and since February 29, 2000 there has been no change resulting in a Material Adverse Effect.

                  (11) There is no pending or, to its knowledge, threatened action or proceeding or injunction, writ or restraining order affecting it or any of its Subsidiaries before any court, Governmental Entity or arbitrator which could reasonably be expected to result in a Material Adverse Effect, and it or any Subsidiary thereof is not currently the subject of, and has no present intention of commencing, an insolvency proceeding or petition in bankruptcy.

                  (12) Such Provider is the legal and beneficial owner of the each Batch Receivable free and clear of any Lien; upon each purchase or contribution of a Transferred Batch, the Purchaser shall acquire valid ownership of each Batch Receivable therein and in the collections with respect thereto prior to all other Liens thereon. No effective financing statement or other instrument similar in effect covering any Collateral or any Batch Receivable is on file in any recording office, except those filed in favor of the Purchaser, Healthco-4 or any permitted assignee of Healthco-4 relating to the Agreement (or with respect to the Additional Collateral those filed in connection with Permitted Liens securing Debt which remains outstanding), and no competing notice or notice inconsistent with the transactions contemplated in the Agreement remains in effect with respect to any Obligor.

                  (13) All Receivable Information, information provided in the application for the program effectuated by the Agreement, and each other document, report and Transmission provided by the Primary Servicer or any Provider to the HFG Group is or shall be accurate in all material respects as of its date and as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

                  (14) The principal place of business and chief executive office of the Parent and each Provider and the office where the Parent and such Provider keeps its records concerning the Collateral and the Batch Receivables are located at the respective address referred to on the signature pages of the Agreement and there have been no other such locations for the four immediately prior Months.

                  (15) Each transfer of a Transferred Batch will constitute a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

                  (16) Each Receivable included in a Purchased Batch is, as of the Transfer Date of such Purchased Batch, an Eligible Receivable.

                  (17) The provisions of the Agreement create legal and valid security interests in all of the Collateral owned or held by each Provider in the Purchaser's favor, and when all proper filings and other actions necessary to perfect such Liens have been completed, will constitute a perfected and continuing Lien on all of the Collateral owned or held by such Provider (excluding the Batch Receivables sold or contributed to the Purchaser pursuant to the provisions of the Agreement), having priority over all other Liens on such Collateral (other than Permitted Liens on Additional Collateral existing on the date hereof) of such Provider, enforceable against such Provider and all third parties.

                  (18) All required Notices to Obligors have been prepared and delivered to each applicable Obligor, and all invoices now bear only the appropriate remittance instructions for payment direction to the proper Lockbox and the proper Lockbox Account, as the case may be.


                                       III-2

                  (19) Except as disclosed on Schedule III hereto, neither the Parent nor any Provider has changed its principal place of business or chief executive office in the last five years.

                  (20) The exact name of the Parent and each Provider is as set forth on the signature pages of the Agreement and, except as set forth on such signature page, neither the Parent nor any Provider has changed its name in the last five years and, except as set forth on Schedule III, during such period and neither the Parent nor any Provider has used or now uses, any other fictitious, assumed or trade name.

                  (21) With respect to itself or any Subsidiary there exists no event which has or is reasonably likely to have a Material Adverse Effect.

                  (22) It is not in violation under any applicable statute, rule, order, decree or regulation of any court, arbitrator or governmental body or agency having jurisdiction over it which could reasonably be expected to have a Material Adverse Effect.

                  (23) Except as disclosed in writing by the Parent to the Master Servicer prior to the Closing Date, it has filed on a timely basis all tax returns (federal, state and local) required to be filed and has paid, or made adequate provision for payment of, all taxes, assessments and other governmental charges due from it, unless contested in good faith by appropriate proceedings. No tax Lien has been filed and is now effective against it or any of its Properties, except any Lien in respect of taxes and other charges not yet due or contested in good faith by appropriate proceedings. To its knowledge, there are no pending investigations of it by any taxing authority or any pending but unassessed tax liability of it. It does not have any obligation under any tax sharing agreement. (1)

                  (24) It is solvent and will not become insolvent after giving effect to the transactions contemplated by the Agreement; it has not incurred debts or liabilities beyond its ability to pay; it will, after giving effect to the transaction contemplated by the Agreement, have an adequate amount of capital to conduct its business in the foreseeable future; the sales and contributions of Receivables hereunder are made in good faith and without intent to hinder, delay or defraud its present or future creditors.

                  (25) Other than as set forth on Schedule III attached hereto, the Lockboxes are the only post office boxes and the Lockbox Accounts are the only lockbox accounts maintained for Receivables, all funds on deposit in each Lockbox Account are transmitted each Business Day to the Concentration Account, and no direction is in effect directing Obligors to remit payments on Receivables other than to the Provider Lockbox or the Lockbox Account, each as described on Schedule IV. The Providers agree (i) not to instruct any Obligor to make any payment in respect of the Receivables to the account described on
Schedule III and to use reasonable efforts (including, without limitation, the sending of a Notice to Obligors to the applicable Obligors, in multiple copies if necessary) to prevent any payment in respect of the Receivables from being made to such account and (ii) to deposit any funds received in such account into a Lockbox Account within one Business Day of receipt thereof.

                  (26) Each pension plan or profit sharing plan to which it is a party has been fully funded in accordance with its obligations as set forth in such plan.

                  (27) Except as disclosed on Schedule III, there are no pending civil or criminal investigations by any Governmental Entity involving it or its officers or directors, in their capacity as such, and neither it nor any of its officers or directors, in their capacity as such, has been involved in, or the subject of, any civil or criminal investigation by any Governmental Entity.


                                       III-3

                  (28) The primary business of the Providers is the provision of healthcare and healthcare related services, products, merchandise or equipment.

                  (29) The assets of the Parent each Provider are free and clear of any Liens in favor of the Internal Revenue Service, any Employee Benefit Plan or the PBGC other than inchoate tax liens resulting from an assessment of the Parent or such Provider.

                  (30) With respect to each Employee Benefit Plan of it, including to its knowledge as to any Multiemployer Plan, such Employee Benefit Plan has complied and been administered in accordance with its terms and in substantial compliance with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended; neither it nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA; and it has no material unpaid liability for any Employee Benefit Plan.

                  (31) No Batch Receivable constitutes or has constituted an obligation of the Parent, the Primary Servicer, any Subsidiary or other Person which is its Affiliate.

                  (32) No transaction contemplated under this Agreement requires compliance with any bulk sales act or similar law.

                  (33) It has, or has the right to use, valid provider identification numbers and licenses to generate the Receivables.

                  (34) It shall treat each sale of Receivables hereunder as a sale for federal and state income tax, reporting and accounting purposes and shall treat each contribution of Receivables hereunder as a contribution for federal and state income tax, reporting and accounting purposes.

                  (35) It is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

                  (36) With respect to each Receivable contributed to the capital of the Purchaser in each Batch, the Purchaser shall record in each applicable Provider's own capital account the aggregate Expected Net Value of such Receivables as a capital contribution.

                  (37) All of the employees of each Provider are salaried employees and are not, and do not claim to be independent contractors. No such employee has any rights in, and has not claimed any rights in any Receivable.

                  (38) Each Receivable represents the direct payment obligation of the applicable Obligor, and is not subject to any condition that such Obligor receive any payment or reimbursement from any third party.

                  (39) ATC Staffing has no Subsidiary other than the Purchaser; ATC Healthcare has no Subsidiaries other than the Purchaser, ATC Staffing and Applied Management; Applied Management has no Subsidiaries; and the Purchaser has no Subsidiaries.


                                       III-4

                  (40) Except as listed on Schedule VIII hereto, no Provider or any of their respective Subsidiaries has any Debt (other than the Debt of the Purchaser under the Loan Agreement). (1)


                                       III-5

                                   EXHIBIT IV

                                    COVENANTS

                  Until the later of the Facility Termination Date and the Final Payment Date, the Parent, the Primary Servicer and each Provider agrees as follows:

                  (41) Compliance With Laws, etc. It will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges.

                  (42) Offices, Records and Books of Account. It will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Collateral and the Batch Receivables at the address set forth under its name on the signature pages to the Agreement or, upon 30 days' prior Written Notice to the Purchaser, at any other locations in jurisdictions where all actions reasonably requested by the Purchaser or otherwise necessary to protect, perfect and maintain the Purchaser's security interest in the Collateral have been taken and completed. It shall keep its books and accounts in accordance with GAAP and shall make a notation on its books and records, including any computer files, to indicate which Receivables have been sold or contributed to the Purchaser and the security interest of the Purchaser in the Collateral and its Receivables not sold or contributed to the Purchaser. It shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Batch Receivables (including, without limitation, records adequate to permit the daily identification of each Batch Receivable and all Collections of and adjustments to each existing Batch Receivable) and for providing the Receivable Information.

                  (43) Performance and Compliance With Contracts and Credit and Collection Policy. It will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the contracts and other documents related to the Batch Receivables and its responsibilities under the Agreement, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Batch Receivable and the related contract, and it shall maintain, at its expense, in full operation each of the bank accounts and lockboxes required to be maintained under the Agreement. It shall not do anything to impede or interfere, or suffer or permit any other Person to impede or interfere in any material respect, with the collection by the Purchaser, or the Master Servicer, or any other Person designated by the Purchaser on behalf of the Purchaser, of the Batch Receivables.

                  (44) Notice of Breach of Representations and Warranties. It shall promptly (and in no event later than one Business Day following actual knowledge thereof) inform the Purchaser and the Master Servicer of any breach of covenants or representations and warranties hereunder, including, without limitation, upon discovery of a breach of the Eligibility Criteria set forth in the Loan Agreement. (1)

                  (45) Sales, Liens, etc. It will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Liens (other than Permitted Liens on Additional Collateral) upon or with respect to, the Collateral, the Batch Receivables, or upon or with respect to any account to which any Collections of any Batch Receivable are sent, or assign any right to receive income in respect thereof except those Liens in favor of the Purchaser, Healthco-4 or any assignee of Healthco-4 relating to the Agreement.

                  (46) Extension or Amendment of Batch Receivables. It shall not amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Batch Receivable except in accordance with the Credit and Collection Policy or in the ordinary course of its business consistent with its past practice.

                  (47) Change in Credit and Collection Policy. It will not make any material change in the Credit and Collection Policy without the prior written consent of the Purchaser; provided, however, that during the continuance of an Event of Termination, it will not make any change in the Credit and Collection Policy.

                  (48) Audits and Visits. It will, at any time and from time to time during regular business hours as requested by the Purchaser, permit the Purchaser, or its agents or representatives (including the Master Servicer), upon reasonable notice, (i) on a confidential basis, to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to Batch Receivables including, without limitation, the related contracts, and (ii) to visit its offices and properties for the purpose of examining and auditing such materials described in clause (i) above, and to discuss matters relating to Batch Receivables or its performance hereunder or under the contracts with any of its officers or employees having knowledge of such matters. During the continuance of an Event of Termination, it shall permit the Master Servicer to have at least one agent or representative physically present in its administrative office during normal business hours to assist it in performing its obligations under the Agreement, including its obligations with respect to the collection of Batch Receivables pursuant to Article I of the Agreement.

                  (49) Change in Payment Instructions. It will not terminate any Lockbox or Lockbox Account, or make any change or replacement in the instructions contained in any invoice, Notice to Obligors or otherwise, or regarding payments with respect to Receivables to be made to any Lockbox or Lockbox Account, except upon the prior and express written consent of the Program Manager.

                  (50) Reporting Requirements. It will provide to the Purchaser and the Master Servicer (in multiple copies, if requested by the Purchaser or the Master Servicer) the following:

                          (1) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent, consolidated balance sheets of the Parent and its Subsidiaries and, if an Additional Reporting Event has occurred, consolidated balance sheets of ATC Healthcare and its Subsidiaries, in each case, as of the end of such quarter and consolidated statements of income, cash flows and retained earnings of the Parent and its Subsidiaries, and if an Additional Reporting Event has occurred consolidated statements of income, cash flows and retained earnings of ATC Healthcare and its Subsidiaries, in each case, for the period commencing at the beginning of the current fiscal year and ending with the end of such quarter, all in reasonable detail, fairly presenting the financial position and results of operations of the Parent and its Subsidiaries, or ATC Healthcare and its Subsidiaries, as the case may be, as set forth above, as at the date thereof and for such periods, and prepared in accordance with GAAP, certified by the chief financial officer of Parent and each Provider, and accompanied by a certificate of a Responsible Officer of the Parent, Primary Servicer and each Provider detailing the Parent's, Primary Servicer's and the Providers' compliance for such fiscal period with all terms, including the financial covenants, contained in the Agreement, and to the extent any non-compliance exists, a description of the steps being taken by the Parent, Primary Servicer or the Providers to address such non-compliance;

                          (2) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of the audited consolidated financial statements (together with explanatory notes thereon) and the auditor's report letter for such year for the Parent and its

         Subsidiaries, containing financial statements for such year audited by Deloitte & Touche or other independent public accountants of recognized standing acceptable to the Purchaser, and accompanied by a certificate of an authorized officer of the Parent, Primary Servicer and each Provider detailing the Parent's, Primary Servicer's and the Providers' compliance for such fiscal period with all terms, including the financial covenants, contained in the Agreement, and to the extent any non-compliance exists, a description of the steps being taken by the Parent, Primary Servicer or the Providers to address such non-compliance;

                          (3) if an Additional Reporting Event has occurred, as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, a copy of consolidated financial statements for such year for ATC Healthcare and its Subsidiaries, containing financial statements for such year, all in reasonable detail, fairly presenting the financial position and results of operations of ATC Healthcare and its Subsidiaries as set forth above, as at the date thereof and for such period, and prepared in accordance with GAAP, certified by the chief financial officer of each Provider, and accompanied by a certificate of a Responsible Officer of each Provider detailing such Provider's compliance for such fiscal period with all terms, including the financial covenants, contained in the Agreement, and to the extent any non-compliance exists, a description of the steps being taken by such Provider to address such non-compliance;

                          (4) promptly and in any event within five Business Days after the occurrence of each Event of Termination or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Termination, a statement of the chief financial officer of the Parent and each Provider setting forth details of such Event of Termination or event, and the action that it has taken and proposes to take with respect thereto;

                          (5) promptly after the sending or filing thereof, if any, copies of all reports and registration statements that the Parent, such Provider or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange and official statements that the Parent, such Provider or any Subsidiary files with respect to the issuance of tax-exempt indebtedness and after an Event of Termination or Servicer Termination Event, copies of all reports (if any) that the Parent, such Provider or any Subsidiary sends to any of its security holders;

                          (6) promptly after the filing or receiving thereof, copies of all reports and notices that the Parent, such Provider or any of its Affiliates files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or that the Parent, such Provider or any of its Affiliates receives from any of the foregoing or from any Multiemployer Plan to which the Parent, such Provider or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Parent, such Provider or any such Affiliate in excess of $250,000;

                          (7) at least ten Business Days prior to any change in the Parent's or such Provider's name or any implementation of a new trade/assumed name, a Written Notice setting forth the new name or trade name and the proposed effective date thereof and copies of all documents required to be filed in connection therewith;

                          (8) promptly (and in no event later than three Business Days following actual knowledge or receipt thereof), Written Notice in reasonable detail, of (w) any Lien in excess of $50,000 asserted or claim made against the Batch Receivables, (x) the occurrence of a Servicer Termination Event, (y) the occurrence of any other event which could have a material adverse effect on the value of a Batch Receivable or on the interest of the Purchaser in a Batch Receivable or (z) the results of any cost report, investigation or similar audit being conducted by any federal, state or county Governmental Entity or its agents or designees;

                          (9) at least 30 days prior to the commencement of each fiscal year, a consolidated and consolidating operating plan (together with a complete statement of the assumptions on which such plan is based) of each Provider certified by a Responsible Officer, which shall include quarterly budgets for the prospective year in reasonable detail acceptable to the Purchaser and will integrate operating profit and cash flow projections and personnel, capital expenditures, and facilities plans;

                          (10) promptly upon receipt thereof, a copy of any management letter or written report submitted to the Parent or such Provider by independent certified public accountants with respect to the Subsidiaries, business, condition (financial or otherwise), operations, prospects, or Properties of the Parent or such Provider;

                          (11) no later than five Business Days after the commencement thereof, Written Notice of all actions, suits, and proceedings before any Governmental Entity or arbitrator affecting the Parent or such Provider which, if determined adversely to the Parent or such Provider, could have a Material Adverse Effect;

                          (12) promptly after the furnishing thereof, copies of any statement or report furnished by the Parent or such Provider to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Purchaser pursuant to this Agreement;

                          (13) as soon as possible and in any event within three Business Days after becoming aware of the occurrence thereof, Written Notice of any matter that could reasonably be expected to result in a Material Adverse Effect;

                          (14) as soon as available, (A) one copy of each financial statement, report, notice or proxy statement sent by the Parent to its stockholders generally, (B) and one copy of each regular, periodic or special report, registration statement, or prospectus filed by the Parent or such Provider with any securities exchange or the Securities and Exchange Commission or any successor agency or the Bankruptcy Court, and (C) all press releases and other statements made available by the Parent or such Provider to the public concerning developments in the business of the Parent or such Provider;

                          (15) within the sixty (60) day period prior to the end of each fiscal year of the Parent, a report satisfactory in form to the Purchaser, listing all material insurance coverage maintained as of the date of such report by the Parent and its Subsidiaries and all material insurance planned to be maintained by the Parent and its Subsidiaries in the subsequent fiscal year; and

                          (16) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Parent, such Provider or any Subsidiary or Affiliate as the Purchaser may from time to time reasonably request.

                  (51) Notice of Proceedings; Overpayments. The Primary Servicer shall promptly notify the Master Servicer in the event of any action, suit, proceeding, dispute, set-off, deduction, defense or counterclaim in excess of $35,000 that is or may be asserted by an Obligor with respect to Receivables related to such Obligor. The relevant Provider shall make any and all payments to the Obligors necessary to prevent the Obligors from offsetting any earlier overpayment to such Provider against any amounts the Obligors owe on any Batch Receivables.

                  (52) Officer's Certificate. On the date the financial statements referred to in clause (j) above are to be delivered in each fiscal year after the Initial Transfer Date, the chief financial officer of the Parent and each Provider shall deliver a certificate to the Purchaser, stating that, as of such date, (i) all representations and warranties set forth in the Agreement are true and correct, (ii) the conditions precedent set forth in paragraph 2 of
Exhibit II have been fulfilled or waived in writing by the Purchaser, (iii) the Parent and each of its Subsidiaries has paid all payroll taxes and charges then due and (iv) no Event of Termination exists and is continuing. (1)

                  (53) Further Instruments, Continuation Statements. It shall, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that the Program Manager or the Purchaser may reasonably request, from time to time, in order to perfect, protect or more fully evidence the full and complete transfer of ownership of the Batch Receivables and the security interest in the Collateral, or to enable the Purchaser or the Program Manager to exercise or enforce the rights of the Purchaser hereunder or under the Batch Receivables. Without limiting the generality of the foregoing, the Parent, the Primary Servicer and each Provider will upon the request of the Program Manager execute and file such UCC financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be, in the opinion of the Program Manager, necessary or appropriate. The Parent, the Primary Servicer and each Provider hereby authorizes the Program Manager or its designees, to file one or more financing or continuation statements and amendments thereto and assignments thereof, relative to all or any of the Batch Receivables or the Collateral now existing or hereafter arising without the signature of the Parent or such Provider where permitted by law. If the Parent, the Primary Servicer or any Provider fails to perform any of its agreements or obligations under the Agreement, the Program Manager may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Program Manager incurred in connection therewith shall be payable by the Parent, the Primary Servicer or such Provider.

                  (54) Taxes. It shall pay any and all taxes (excluding the Purchaser's income, gross receipts, franchise, doing business or similar taxes) relating to the transactions contemplated under the Agreement, including but not limited to the sale, transfer and assignment of each Batch Receivable.

                  (55) Deviation from Terms of Batch Receivable, etc. None of the Parent, the Primary Servicer or any Provider shall, without the prior written consent of the Purchaser:

                          (1) other than in connection with the purchase of a Denied Receivable or as consistent with past practice in the operation of its business, compromise, adjust, extend, satisfy, subordinate, rescind, set off, waive, amend, or otherwise modify, or permit or agree to any deviation from, the terms and conditions of any Batch Receivable, or materially or adversely amend, modify or waive any term or condition of any contract related thereto;

                          (2) (x) amend, modify, supplement or delete in any way or to any extent any provision for uncollectible accounts and free care applicable to any Batch Receivable or (y) amend, modify or supplement in any way or to any extent any financial category or change in any way or to any extent the manner in which any financial category is treated or reflected in the Parent or such Provider's records;

                          (3) materially or adversely alter or modify its claims processing system; or

                          (4) change, modify or rescind any direction contained in any invoice or previously delivered Notice to Obligors. (1)

                  (56) Purchaser's Ownership of Batch Receivables. It shall not prepare or permit to be prepared any financial statements which shall account for the transactions contemplated hereby in a manner which is, or in any other respect account for the transactions contemplated hereby in a manner which is, inconsistent with the Purchaser's ownership of the Batch Receivables.

                  (57) Merger, Consolidation. It shall not, and shall not enter into an agreement to, merge with or into or consolidate with or into, another Person, or sell, convey, transfer, lease, assign or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired).

                  (58) No "Instruments". It shall not take any action which would allow, result in or cause any Transferred Batch or Batch Receivable to be evidenced by an "instrument" within the meaning of the UCC of the applicable jurisdiction.

                  (59) Intentionally omitted.

                  (60) Implementation of New Invoices. The Parent and such Provider shall take all reasonable steps to ensure that all invoices rendered or dispatched on or after the Initial Transfer Date contain only the remittance instructions required under Article II of this Agreement.

                  (61) Notice of Termination or Suspension of Contracts. It shall promptly (and in no event later than one Business Day following actual knowledge thereof) inform the Purchaser and the Master Servicer of any termination or suspension of any of its contracts, the termination or suspension of which could reasonably be expected to have a Material Adverse Effect.

                  (62) Fiscal Year. To cause the fiscal year for the Parent and each of its Subsidiaries to end on the last day of February of each year.

                  (63) Franchise Agreements. After the Initial Transfer Date no Provider shall execute any franchise agreement unless (i) such franchise agreement is in form and substance acceptable to the Program Manager or (ii) is accompanied by an additional agreement in form and substance acceptable to the Program Manager.

                                    EXHIBIT V

                              EVENTS OF TERMINATION

                  Each of the following shall be an "EVENT OF TERMINATION":

                  (64) The Primary Servicer, in its capacity as agent for the Providers and the Purchaser pursuant to Section 1.05(b), shall fail to perform or observe any term, covenant or agreement included in the Primary Servicer Responsibilities (other than a Servicer Termination Event resulting from the events described in paragraph (g) of this Exhibit) and such failure shall remain unremedied for 15 days or the Primary Servicer, the Parent or any Provider shall fail to make when due any payment or deposit to be made by it under the Agreement.

                  (65) The Parent or any Provider or the Primary Servicer (i) fails to transfer in a timely manner any servicing rights and obligations with respect to the Batch Receivables to any successor designated pursuant to Section 1.05(b) of the Agreement or (ii) fails to make any payment required under the Agreement within three Business Days of the date when due (unless such payment obligation has been fulfilled in full pursuant to the Purchaser's set-off rights under Section 4.03 of the Agreement).

                  (66) Any representation or warranty (other than those representations and warranties (i) with respect to the purchase of Receivables that are covered by paragraph (f) of this Exhibit V and (ii) with respect to Batch Receivables, the Return Price with respect thereto is paid to the Purchaser in the manner set forth in Article IV of this Agreement within five Business Days following demand therefor) made or deemed made by the Parent, the Primary Servicer or any Provider under or in connection with the Agreement, any Provider Document or any information or report delivered by the Parent, the Primary Servicer or any Provider pursuant to the Agreement or any Provider Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered.

                  (67) The Parent, the Primary Servicer or any Provider fails to perform or observe any other term, covenant or agreement contained in the Agreement or in any Provider Document on its part to be performed or observed and any such failure shall remain unremedied for fifteen (15) Business Days after the earlier of (i) the discovery thereof by the Parent, the Primary Servicer or such Provider and (ii) written notice thereof shall have been given to the Parent, such Provider or the Primary Servicer by the Purchaser.

                  (68) The Parent or any Provider shall fail to pay any principal of or premium or interest on any of its Debt which has an outstanding balance in excess of $150,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof.

                  (69) Any purchase or contribution of a Transferred Batch pursuant to the Agreement shall for any reason (other than pursuant to the terms hereof) fail or cease to create or fail or cease to be a valid and perfected ownership interest in each Batch Receivable in such Transferred Batch and the Collections with respect thereto free and clear of all Liens (other than Liens in favor of the Purchaser, Healthco-4, or any assignee of Healthco-4 relating to the Agreement) unless, as to any such Batch

Receivable, the Return Price with respect thereto is paid to the Purchaser in the manner set forth in Article IV of the Agreement within five Business Days following demand therefor.

                  (70) The Parent, the Primary Servicer or any Provider shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Parent, the Primary Servicer or such Provider seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or the Parent, the Primary Servicer or any Provider shall take any action to authorize any of the actions set forth above in this paragraph (g).

                  (71) There shall have occurred any Material Adverse Effect.

                  (72) The Parent, the Primary Servicer or any Provider shall have consummated, or have entered into any transaction or agreement which shall result in the consummation of (i) the merger or consolidation of the Parent, the Primary Servicer or any Provider into or with another Person, (ii) the acquisition of all or a substantial portion of the assets of any Person, (iii) the transfer, sale, assignment, lease or other disposition of all or a substantial portion of the Parent, the Primary Servicer's or any Provider's assets or Properties, (iv) a change in the general nature of the Primary Servicer or any Provider's business, or the Parent engages in any activity other than owning stock and activities incidental thereto, or (v) the sale of a controlling interest, directly or indirectly, in the Parent, the Primary Servicer or any Provider; provided, however, that the Parent or any Provider may acquire all or substantially all of the assets or equity interests of any Person so long as (i) in the case of an acquisition by a Provider, such Person engages in a substantially similar line of business to such Provider and (ii) prior to the consummation of such acquisition the Parent has delivered a certificate, executed by its chief financial officer, to the Master Servicer demonstrating, in a manner acceptable to the Master Servicer, pro forma compliance with each of the financial covenants contained herein both immediately prior to and after giving effect to such acquisition.

                  (73) Judgments or orders for payment of money (other than judgments or orders in respect of which adequate insurance is maintained for the payment thereof) against the Parent and its Subsidiaries in excess of $250,000 in the aggregate remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days or more.

                  (74) Any governmental authority (including, without limitation, the Internal Revenue Service or the PBGC) files a notice of a Lien against the assets of the Parent, the Primary Servicer or any Provider other than a Lien (i) that is limited by its terms to assets other than Receivables, and (ii) that does not result in a Material Adverse Effect.

                  (75) The Parent, the Primary Servicer or any Provider does not maintain, keep, and preserve all of its material Properties necessary or useful in the proper conduct of its business in good repair, working order, and condition (ordinary wear and tear excepted) and make all necessary repairs, renewals, replacements, betterments, and improvements thereof.

                  (76) The Parent, the Primary Servicer or any Provider does not pay or discharge at or before maturity or before becoming delinquent (i) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (ii) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property, other than in connection with good faith disputes for which adequate reserves in accordance with GAAP have been taken.

                  (77) The Parent or any Provider does not keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations. Each policy referred to in this clause (n) shall provide that it will not be canceled, amended, or reduced except after not less than thirty (30) days' prior written notice to the Purchaser and Healthco-4 and shall also provide that the interests of the Purchaser shall not be invalidated by any act or negligence of the Parent or any Provider. The Parent or any Provider does not advise the Purchaser promptly of any policy cancellation, reduction, or amendment. Any insurance policy for property, casualty, liability and business interruption coverage for the Parent or any Provider does not name Healthco-4 as assignee of the Purchaser as loss payee (as the Purchaser's interests may appear) or an additional insured, as appropriate.

                  (78) The Parent, the Primary Servicer or any Provider does not maintain proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities.

                  (79) The Parent, the Primary Servicer or any Provider does not comply in all material respects with (i) any document directly relating to the responsibilities of the Parent, the Primary Servicer or such Provider, respectively, under the Agreement or (ii) any agreement, contract, or instrument that results in a Material Adverse Effect.

                  (80) The Parent, the Primary Servicer or any Provider does not comply with all minimum funding requirements and all other material requirements of ERISA, if applicable, so as not to give rise to any liability thereunder.

                  (81) The Parent, the Primary Servicer or any Provider engages in any line or lines of business activity other than businesses reasonably related to the businesses in which it is engaged on the date hereof, provided, however, after the Closing Date the Parent may form a new direct Subsidiary of the Parent, which Subsidiary may engage in a business not related to the businesses of the Parent on the Closing Date.

                  (82) An "Event of Default" (as defined in the Loan Agreement) shall occur under the Loan Agreement.

                  (83) Any operative provision or any other material provision of this Agreement shall for any reason cease to be valid and binding on the Parent, the Primary Servicer or any Provider, or the Primary Servicer or any Provider shall so state in writing.

                  (84) The Loss-to-Liquidation Ratio in any Month exceeds 7.50%.

                  (85) The Delinquency Ratio in any Month exceeds 15%.

                  (86) Consolidated Net Worth. Consolidated Net Worth Parent at the end of any fiscal quarter is less than $8,000,000.

                  (87) Consolidated EBITDA. Consolidated EBITDA Parent as of the end of any fiscal quarter for the four fiscal quarter period then most recently ended, is less than $1,500,000.

                  (88) Accounts Receivable Turnover. The Accounts Receivable Turnover Parent as of the end of any fiscal quarter, is less than 3.50.

                  (89) Debt to Consolidated Tangible Net Worth Ratio. The ratio of Debt of the Parent and its Subsidiaries on a consolidated basis to its Consolidated Tangible Net Worth Parent exceeds 20 at the end of any fiscal quarter.

                  (90) Current Ratio. The ratio of Consolidated Current Assets Parent to Consolidated Current Liabilities Parent at the end of any fiscal quarter, is less than 1.75.

                  (91) Consolidated Interest Coverage Ratio. Consolidated Interest Coverage Ratio Parent as of the end of any fiscal quarter, is less than 1.1.

                  (92) Consolidated Tangible Net Worth. Consolidated Tangible Net Worth Parent at the end of any fiscal quarter (i) from the Closing Date through the fiscal quarter ending February 28, 2002, is less than $400,000 and
(ii) thereafter, is less than $800,000.

                  (93) Restrictions on Parent. The Parent shall incur Debt (including any Guaranty) in excess of $50,000, in the aggregate, or incur any Liens other than Debt or Liens incurred in connection with this Agreement or any of the Provider Documents and involuntary Liens which are discharged within 15 days of their creation or are being contested in good faith by the Parent and for which the Parent is fully indemnified by a Person who is not a Affiliate of the Parent to the satisfaction of the Master Servicer, in its good faith discretion.

                  (94) Change of Control. A Change of Control shall occur.

                  (95) Debt Service Coverage Ratio. Consolidated Debt Service Coverage Ratio Parent at the end of any fiscal quarter is less than 1.1.

If an Additional Reporting Event shall have occurred, in addition to the foregoing, each of the following shall be an Event of Termination:

                  (96) Consolidated Net Worth. Consolidated Net Worth Providers at the end of any fiscal quarter is less than $8,000,000.

                  (97) Consolidated EBITDA. Consolidated EBITDA Providers as of the end of any fiscal quarter for the four fiscal quarter period then most recently ended, is less than $1,500,000.

                  (98) Accounts Receivable Turnover. The Accounts Receivable Turnover Providers, as of the end of any fiscal quarter, is less than 3.50.

                  (99) Debt to Consolidated Tangible Net Worth Ratio. The ratio of Debt of ATC Healthcare and its Subsidiaries on a consolidated basis to Consolidated Tangible Net Worth Providers, exceeds 20 at the end of any fiscal quarter.

                  (100) Current Ratio. The ratio of Consolidated Current Assets Providers to Consolidated Current Liabilities Providers, at the end of any fiscal quarter, is less than 1.75.

                  (101) Consolidated Interest Coverage Ratio. Consolidated Interest Coverage Ratio Providers as of the end of any fiscal quarter, is less than 1.1.

                  (102) Consolidated Tangible Net Worth. Consolidated Tangible Net Worth Providers at the end of any fiscal quarter (i) from the Closing Date through the fiscal quarter ending February 28, 2002, is less than $400,000 and
(ii) thereafter, is less than $800,000.

                  (103) Debt Service Coverage Ratio. Consolidated Debt Service Ratio Providers at the end of any fiscal quarter is less than 1.1. (1)

                                   EXHIBIT VI

                             RECEIVABLE INFORMATION

                  The following information shall, as appropriate, be provided by each Provider to the Master Servicer with respect to each Batch Receivable, together with such other information and in such form as may reasonably be requested from time to time by the Master Servicer and as, in accordance with applicable law, may be disclosed or released to the Master Servicer (the "RECEIVABLE INFORMATION"):

                  (1) Obligor required information (i.e., information provided in the ordinary course of business to any specified Obligor or any other information required to be provided to an Obligor pursuant to any agreement, contract or other arrangement with such Obligor); and

                  (2) billing information (i.e., all information provided by the Providers on invoices to Obligors and any other information required to be provided pursuant to the Credit and Collection Policy and a detailed copy of the bill).

                                   EXHIBIT VII

                           FORM OF NOTICE TO OBLIGORS

                      [Letterhead of the relevant Provider]

                                                                          [Date]
[Name and Address
of Obligor]

                  Re:  Change of Account and Address


To Whom it May Concern:

                  Please be advised that in connection with a financing, we (the "Provider") are selling and contributing to ATC Funding, LLC (the "Purchaser"), an affiliated company, all of our existing and future receivables payable by you to us; and the Purchaser is assigning the aforementioned existing and future arising receivables as collateral to HFG Healthco-4 LLC (the "Lender"). Accordingly, you are hereby directed to make:

                  (1)      All wire transfers directly to the following account:

                           -------------------------------
                           -------------------------------
                           -------------------------------
                           Account #
                                    ----------------------
                           ABA #
                                --------------------------
                           Confirm Phone Number:
                                                 ---------
                           Attention:
                                      --------------------

                  (2) All remittance advices and other forms of payment, including checks, to the following address:

                           -------------------------------
                           -------------------------------
                           Reference: HFG HEALTHCO-4 LLC

                  The foregoing directions shall apply to all existing receivables payable to us and (until further written notice) to all receivables arising in the future and may not be revoked except by a writing executed by the Purchaser.

                  Please be advised that it is only the receivables being sold; we shall continue to provide you the services we have provided you with to date.


                                     VII-1

                  Please acknowledge your receipt of this notice by signing the enclosed copy of this letter and returning it in the enclosed envelope.

                  Thank you for your cooperation in this matter.

                                  [RELEVANT PROVIDER]


                                  By:
                                      ---------------------------------
                                             [Authorized Officer]


ATC FUNDING, LLC


By:
   ------------------------------
         [Authorized Officer]

Receipt Acknowledged:
[Name of Obligor]


By:
     ---------------------------
              Title:


                                     VII-2

                                  EXHIBIT VIII

                        PRIMARY SERVICER RESPONSIBILITIES

                  ATC Healthcare shall be responsible for the following administration and servicing obligations (the "PRIMARY SERVICER
RESPONSIBILITIES") which shall be performed by the Primary Servicer on behalf of the Providers until such time as a successor servicer shall be designated and shall accept appointment pursuant to Section 1.05(b) of the Agreement:

                  (104) Servicing Standards and Activities. The Primary Servicer agrees to administer and service the Batch Receivables sold or contributed by the Providers in each Transferred Batch (i) to the extent consistent with the standards set forth in clauses (b)(i) through (iv) below, with the same care that it exercises in administering and servicing similar receivables for its own account, (ii) within the parameters of services set forth in paragraph (b) of this Exhibit VIII, as such parameters may be modified by mutual written agreement of the Purchaser and the Primary Servicer, (iii) in compliance at all times with applicable law and with the agreements, covenants, objectives, policies and procedures set forth in the Agreement, and (iv) in accordance with industry standards for servicing healthcare receivables unless such standards conflict with the procedures set forth in paragraph (b) of this Exhibit VIII in which case the provisions of paragraph (b) shall control. The Primary Servicer shall establish and maintain electronic data processing services for monitoring, administering and collecting the Batch Receivables in accordance with the foregoing standards and shall, within three Business Days of the deposit of any checks, other forms of cash deposits or other written matter into a Lockbox or Lockbox Account, post such information to its electronic data processing services.

                  (105) Parameters of Primary Servicing. The Primary Servicer Responsibilities shall be performed within the following parameters:

                          (1) Subject to the review and authority of the Purchaser and except as otherwise provided herein, the Primary Servicer shall have full power and authority to take all actions that it may deem necessary or desirable, consistent in all material respects with its existing policies and procedures with respect to the administration and servicing of accounts receivable, in connection with the administration and servicing of Batch Receivables. Without limiting the generality of the foregoing, the Primary Servicer shall, in the performance of its servicing obligations hereunder, act in accordance with all legal requirements and subject to the terms and conditions of the Agreement. The Primary Servicer agrees that the Primary Servicing Fee has been calculated to cover all costs and expenses incurred in the performance of its servicing obligations hereunder and no other reimbursement of costs and expenses shall be payable to the Primary Servicer.

                          (2) The Primary Servicer shall not be entitled to sue to enforce or collect any Batch Receivable without the prior written consent of the Purchaser unless the Primary Servicer shall have purchased such Batch Receivable in accordance with the Agreement.

                          (3) The Primary Servicer shall not change in any material respect its existing policies and procedures with respect to the administration and servicing of accounts receivable (including, without limitation, the amount and timing of write-offs) without the prior written consent of the Purchaser.

                          (4) The Primary Servicer will be responsible for monitoring and collecting the Batch Receivables, including, without limitation, contacting Obligors that have not made payment


                                     VIII-1
         on their respective Batch Receivables within the customary time period for such Obligor, and resubmitting any claim rejected by an Obligor due to incomplete information.

                          (5) If the Primary Servicer determines that a payment with respect to a Batch Receivable has been received by any other Person, the Primary Servicer shall promptly advise the Purchaser, and the Purchaser shall be entitled to presume that the reason such payment was made to such other Person was because of a breach of representation or warranty in the Agreement with respect to such Batch Receivable (such as, by way of example, the forms related to such Batch Receivable not being properly completed so as to provide for direct payment by the Obligor to the Primary Servicer), unless the Primary Servicer shall demonstrate that such is not the case. In the case of any such Batch Receivable which is determined not to be a Denied Receivable, the Primary Servicer shall promptly demand that such other Person remit and return such funds. If such funds are not promptly received by the applicable Provider, the Primary Servicer shall take all reasonable steps to obtain such funds.

                          (6) Notwithstanding anything to the contrary contained herein, no Provider may amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Batch Receivable in any material respect without the prior consent of the Purchaser.

                          (7) The Primary Servicer shall take no action inconsistent with the Purchaser's ownership of the Receivables.

                  (106) The Loan Agreement. The Primary Servicer shall be responsible, with the Purchaser, for the determination and application of the Eligibility Criteria and the delivery and certification of information relating to the Receivables required to be delivered under the Loan Agreement.

                  (107) Aged Term Servicing. The parties hereby agree that at such time as any Batch Receivable is unpaid for more than 365 days after the Last Service Date, the Primary Servicer shall, upon the request of the Purchaser, turn over all of its Primary Servicer Responsibilities under this Agreement with respect to such Batch Receivable to a successor servicer selected by the Purchaser, and such servicer shall thereafter service such Batch Receivable.

                  (108) Termination of Primary Servicer Responsibilities; Cooperation. Upon the termination of the performance of the Primary Servicer Responsibilities by the Primary Servicer in accordance with Section 1.05(b) of the Agreement, the Primary Servicer shall immediately transfer to a successor servicer designated by the Purchaser all records, computer access and other information as shall be necessary or desirable, in the reasonable judgment of such successor servicer, to perform such responsibilities. The Primary Servicer shall otherwise cooperate fully with such successor servicer.

                  (109) Primary Servicing Fee. Upon the transfer of servicing with respect to any Receivable pursuant to this Agreement, the Primary Servicer shall no longer be paid the Primary Servicing Fee relating to such Receivables, and such Primary Servicing Fee will be paid to the successor Person performing the Primary Servicer Responsibilities with respect thereto. (1)


                                     VIII-2

                                   EXHIBIT IX

                           SERVICER TERMINATION EVENTS

                  Each of the following shall be a "SERVICER TERMINATION EVENT":

                  (110) An event has occurred and is continuing that constitutes an Event of Termination or that would constitute an Event of Termination but for the requirement that notice be given or time elapse or both.

                  (111) The Primary Servicer is not performing, or becomes unable (in the commercially reasonable determination of the Purchaser) to perform, fully the Primary Servicer Responsibilities set forth in Exhibit VIII hereof or the Purchaser, in its sole judgment, which judgment shall be commercially reasonable, is not satisfied with the performance by ATC Healthcare, or the Primary Servicer on behalf of the Providers, of the Primary Servicer Responsibilities.

                  (112) The Primary Servicer is unable to maintain the Transmission interface described in Exhibit X to the satisfaction of the Master Servicer, or the electronic information servicing capabilities of the Primary Servicer are not functioning for a period of more than five consecutive Business Days and the Primary Servicer has not replaced such system with another method of transmission acceptable to the Master Servicer. During such five Business Day period the most recent Transmission successfully sent shall be used until the earlier of (i) five Business Days and (ii) the completion of the next successful Transmission. The Primary Servicer and the Master Servicer agree to cooperate in trying to correct any problem with the Transmission interface.

                  (113) The Primary Servicer has sent more than (i) one Transmission in any one Month period or (ii) four Transmissions in any fiscal year, to the Master Servicer in a manner that is not in compliance with the specifications set forth in Exhibit X hereof.

                  (114) If, at any date, the aggregate Expected Net Value of all Delinquent Receivables that became Delinquent during the prior 3 Months is in excess of 15 % of the aggregate Expected Net Value of all Receivables sold by the Providers to the Purchaser during the prior 3 Months (regardless of whether the Denied Receivables are purchased by the relevant Provider or the Primary Servicer pursuant to Article IV of the Agreement).

                  (115) As of any date after the Initial Transfer Date, more than 15% of all outstanding Batch Receivables (excluding Denied Receivables) are aged more than 120 days but less than 180 days from the respective Last Service Dates of such Batch Receivables.

                                    EXHIBIT X

           INTERFACE BETWEEN MASTER SERVICER AND THE PRIMARY SERVICER

         1. The Master Servicer will convey appropriate data requirements and instructions to the Primary Servicer to establish a computer interface between the Primary Servicer's systems and the Master Servicer's receivables monitoring system. The interface will permit the Master Servicer to receive electronically the Primary Servicer's accounts receivable data, including the Receivable Information, billing data and collection and other transaction data relating to the Receivables.

         2. The Primary Servicer shall give the Master Servicer and the Purchaser at least ten Business Days' notice of any coding changes or electronic data processing system modifications made by the Primary Servicer which could affect the Master Servicer's processing or interpretation of data received through the interface.

         3. The Master Servicer shall have no responsibility to return to the Primary Servicer any information which the Master Servicer receives pursuant to the computer interface.

         4. The Primary Servicer will prepare weekly accounts receivable data files of all transaction types for all of the Primary Servicer's sites that are included in the program. The weekly cutoff will occur at a predetermined time each week, and the weekly cutoff date for all of the sites must occur at exactly the same time. The cutoff date that will be selected will be at the end of business for a specific day of the week, or in other words, at the end of the Primary Servicer's transaction posting process for that day. The Primary Servicer will temporarily maintain a copy of the accounts data files in the event that the data is degraded or corrupted during transmission, and needs to be re-transmitted.

         5. The Master Servicer will be responsible for the management of the hardware, communications and software used in the program.

         6. The Master Servicer's data center will receive the Receivable files, and immediately confirm that the files have been passed without degradation or corruption of data by balancing the detailed items to the control totals that accompany the files. Any problems in this process will be immediately reported to the Primary Servicer so that the Receivable file can be re-transmitted, if necessary.

         7. Once the receipt of the Receivable data has been confirmed, the Master Servicer will perform certain tests and edits to ensure that each Receivable meets the specified eligibility criteria for purchase by the Purchaser. Compliance with concentration limits will be verified and the Master Servicer will notify the Program Manager to initiate a Receivable purchase using the Receivable file received. Upon the successful completion of a purchase, the Master Servicer will generate a one-line trial balance (listing all purchased accounts) confirming the Receivables that have been purchased. A copy of the trial balance will be forwarded to the Providers, to the Primary Servicer, to the Purchaser, and to the Program Manager to confirm the purchase.

         8. The Primary Servicer's sites will continue to post daily transactions to their respective Receivable files. The Primary Servicer's Receivable files for each of the eligible sites will include all transactions posted through that day. The Primary Servicer will create a transaction report and a Receivable file for each of the eligible sites. The transaction report will contain all transactions posted to the respective site Receivable file for the specified period (and will indicate the respective site and the number of items and total dollars on each transaction report for control purposes). The Receivable file will contain balances that reflect the transactions posted on the Primary Servicer's systems through the end of business of the specified period.

         9. The Primary Servicer will transmit the billing, transaction, and the most current Receivable data files to the Master Servicer's data center according to the established schedule. Each Provider and the Primary Servicer should, again, maintain the backup of each of these files in the event that a re-transmission is necessary.

         10. The Master Servicer's data center will confirm that the files have been received intact, and will immediately communicate any problems to the Primary Servicer in order to initiate a re-transmission. The Master Servicer will then post the transaction files to the accounts receivable for the previously purchased accounts that the Master Servicer is maintaining, and consequently update the affected balances. Upon completion of the posting process, the Master Servicer will generate summary reports of the posting process that the Program Manager will use to complete various funding activities. The Master Servicer summary reports will reference the Primary Servicer's transaction codes and activity to codes that are common to the funding program.

         11. The Master Servicer will then compare the updated accounts balances on the Master Servicer's system to the corresponding account balances reflected on the Receivable file. The Master Servicer expects that the balances for the funded Receivables will be congruent, and any discrepancies will be immediately examined and resolved through the cooperative effort of the Master Servicer and the Primary Servicer. The Master Servicer shall produce discrepancy reports (e.g., "Funding Only" or "Out of Balance" reports) and the Primary Servicer shall respond promptly to such reports.

         12. Once the reconciliation process has been completed and any discrepancies between the Master Servicer and the Primary Servicer's Receivable files resolved through the discrepancy report process described in paragraph 9 above, the Master Servicer will then process the Receivable file and advise the Purchaser that it may purchase any new Receivable that is eligible. The Master Servicer will then proceed through exactly the same process described in paragraph 6 above.

                                  EXHIBIT XI-A

              FORM OF OPINION OF PROVIDERS' AND PURCHASER'S COUNSEL
                    WITH RESPECT TO CERTAIN CORPORATE MATTERS

                                   [See Tab 9]

                                  EXHIBIT XI-B

              FORM OF OPINION OF PROVIDERS' AND PURCHASER'S COUNSEL
                   WITH RESPECT TO CERTAIN BANKRUPTCY MATTERS

                                  [See Tab 10]

                                   EXHIBIT XII

                          FORM OF DEPOSITARY AGREEMENT

                                   [See Tab 18]

                                   SCHEDULE I

                              ADDRESSES FOR NOTICE

If to the Program Manager:
                                Healthcare Finance Group, Inc.
                                110 Wall Street, 2nd Floor
                                New York, New York 10005
                                Attention: David Hyams, Chief Credit Officer
                                Tel:    (212) 785-9212
                                Fax:    (212) 785-9211

If to the Master Servicer:
                                Healthcare Finance Group, Inc.
                                110 Wall Street, 2nd Floor
                                New York, New York 10005
                                Attention: David Hyams, Chief Credit Officer
                                Tel:    (212) 785-9212
                                Fax:    (212) 785-9211

If to the Providers:
                                ATC Healthcare Services, Inc.
                                1983 Marcus Avenue
                                Lake Success, NY 11042
                                Attention: Allan Levy, CFO
                                Tel:    (516) 750-1666
                                Fax:    (516) 750-1754

If to the Purchaser:
                                c/o ATC Healthcare Services, Inc.
                                1983 Marcus Avenue
                                Lake Success, NY 11042
                                Attention: Allan Levy, CFO
                                Tel:    (516) 750-1666
                                Fax:    (516) 750-1754

If to the Primary Servicer:
                                c/o ATC Healthcare Services, Inc.
                                1983 Marcus Avenue
                                Lake Success, NY 11042
                                Attention: Allan Levy, CFO
                                Tel:    (516) 750-1666
                                Fax:    (516) 750-1754

                                   SCHEDULE II

                          CREDIT AND COLLECTION POLICY

                         [TO BE DELIVERED BY PROVIDERS]

                                  SCHEDULE III

                                   DISCLOSURES

                         [TO BE DELIVERED BY PROVIDERS]

                                   SCHEDULE IV


                               LOCKBOX INFORMATION

Concentration Account:
HFG HEALTHCO-4 LLC
Account #2057779
Bank of New York
ABA #021000018

Lockboxes:                                                  Lockbox Accounts:
---------                                                   ----------------
Post Office Box 40116                                       HFG HEALTHCO-4 LLC
College Park, GA 30349                                      Account #8-236-697
                                                            Mellon Bank, N.A.
                                                            ABA #031000037

Post Office Box 31718                                       HFG HEALTHCO-4 LLC
Hartford, CT 06150                                          Account #9428406280
                                                            Fleet Bank, N.A.
                                                            ABA #011900571

Post Office Box 31726                                       HFG HEALTHCO-4 LLC
Hartford, CT 06150                                          Account #9428406299
                                                            Fleet Bank, N.A.
                                                            ABA #011900571

Post Office Box 531283                                      HFG HEALTHCO-4 LLC
Atlanta, GA 30353                                           Account #9428406301
                                                            Fleet Bank, N.A.
                                                            ABA #011900571

                                   SCHEDULE V

                                   TRADENAMES